  As filed with the Securities and Exchange Commission on April 7, 2000.
                                                     Registration No. 333-96333

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                --------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              ADOLOR CORPORATION
            (Exact name of registrant as specified in its charter)

        Delaware                    7841                  31-1429198
    (State or other          (Primary Standard         (I.R.S. Employer
    jurisdiction of              Industrial          Identification No.)
    incorporation or        Classification Code
     organization)                Number)
                                --------------
                             371 Phoenixville Pike
                          Malvern, Pennsylvania 19355
                                (610) 889-5779
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                             John J. Farrar, Ph.D.
                            Chief Executive Officer
                              Adolor Corporation
                             371 Phoenixville Pike
                          Malvern, Pennsylvania 19355
                                (610) 889-5779
 (Name, address including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                With copies to:
      James A. Lebovitz, Esquire           Luci Staller Altman, Esquire
     Stephen C. Costalas, Esquire          David L. Concannon, Esquire
        Dechert Price & Rhoads               John Bessonette, Esquire
       4000 Bell Atlantic Tower          Brobeck, Phleger & Harrison LLP
           1717 Arch Street                 1633 Broadway, 47th Floor
   Philadelphia, Pennsylvania 19103          New York, New York 10019
            (215) 994-4000                        (212) 581-1600
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS           Subject to completion, dated April 7, 2000
--------------------------------------------------------------------------------
6,000,000 Shares

[LOGO OF ADOLOR]
Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. No public market currently exists for our common stock. We expect the initial public offering price to be between $12.00 and $14.00 per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "ADLR."

Before buying any shares you should read the discussion of material risks of investing in our common stock under "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                    Per Share Total
-----------------------------------------------------------------------------------
Public offering price                                                  $      $
-----------------------------------------------------------------------------------
Underwriting discounts and commissions                                 $      $
-----------------------------------------------------------------------------------
Proceeds, before expenses, to Adolor                                   $      $
-----------------------------------------------------------------------------------

The underwriters may also purchase up to an additional 900,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised to cover over-allotments, if any. If the option is exercised in
full, the total underwriting discounts and commissions will be $   , and the
total proceeds, before expenses, to Adolor Corporation will be $   .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about      , 2000.

Warburg Dillon Read LLC

              Robertson Stephens

                                                   Pacific Growth Equities, Inc.

                    The date of this prospectus is   , 2000.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

   We discover, develop and plan to commercialize proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current narcotic pain treatments. We have a portfolio of product candidates in development in Phase I to Phase II/III clinical trials as well as a number of preclinical product candidates in research and development. Our analgesic product candidates are designed to treat moderate-to-severe pain and itch. Analgesics are used to reduce the perception of pain. We are also developing product candidates that are intended to reduce the most prevalent and severe side effects of current narcotics such as bowel dysfunction, constipation, nausea and sedation. We believe our product candidates should not exhibit the dose-limiting side effects of current narcotics.

   Combined 1999 prescription sales in the pain management market were $9.1 billion in the United States and are estimated to be $25.8 billion worldwide. However, currently marketed analgesics have significant side effects, limited efficacy or both. We believe that by addressing these deficiencies, our product candidates will satisfy unmet needs in the pain management market.

   Most of our product candidates target peripheral opioid receptors, which are pain relief receptors located outside of the central nervous system. Our proprietary technology focuses on two of the three opioid receptor types, mu and kappa, located in the peripheral nervous system. Utilizing our proprietary technology, we intend our product candidates to provide the following benefits:

  . reversal or prevention of the gastrointestinal side effects of narcotic analgesics;

  . creation of new analgesic products that do not enter the central nervous system; and

  . development of new analgesic products that have significantly reduced side effects.

ADL 8-2698

   We are developing orally-administered ADL 8-2698 to block the adverse gastrointestinal side effects of narcotics without blocking the beneficial pain-relieving effects. These gastrointestinal side effects include narcotic bowel dysfunction, constipation, nausea and the effects of narcotics on recovery of normal bowel function after surgery.

   In Phase II trials, ADL 8-2698 has reversed narcotic bowel dysfunction in 100% of the patients treated. In Phase II trials of analgesia, ADL 8-2698 did not inhibit the narcotic's pain relief. We have three Phase II/III clinical trials evaluating efficacy for narcotic bowel dysfunction in progress. We have also begun a Phase I clinical trial in the reduction of narcotic-induced nausea and a Phase II clinical trial with ADL 8-2698 in post-surgical ileus, which is the delayed recovery of bowel function following surgery and the application of narcotics for the post-surgical pain.

ADL 10-0101

   We have developed ADL 10-0101, which is a peripheral kappa analgesic, to treat visceral and post-surgical pain, traumatic injury pain, and dermal and ophthalmic itch. ADL 10-0101 does not readily cross the blood brain barrier and enter the brain at therapeutic doses. We believe this compound is significantly more effective than non-steroidal anti-inflammatory drugs, or NSAIDs, and equally effective as narcotics, without producing adverse central nervous system side effects.

   Additionally, we are developing two other peripheral kappa opioid analgesics, ADL 10-0116 and ADL 1-0398. These analgesics have even greater ability than ADL 10-0101 to remain outside of the central nervous system. These two compounds are active when administered orally.

ADL 2-1294

   We have targeted ADL 2-1294, a peripheral mu opioid analgesic, applied topically or by injection as treatment for ophthalmic pain, dermal pain and itch, and joint pain. The product candidates' active ingredient, loperamide, does not readily cross the blood brain barrier to enter the central nervous system. Loperamide does not cause sedation or depress respiratory function, is not considered to be addictive, and is not scheduled as a controlled substance.

   ADL 2-1294 has demonstrated in Phase II studies a reduction of pain following corneal abrasions and surgeries. In Phase I safety and efficacy trials, ADL 2-1294 has demonstrated efficacy in treating dermal burn pain. Based in part on data generated in dermal pain trials, an affiliate of SmithKline Beecham has licensed the rights to develop and market ADL 2-1294 topical formulations for dermal anti-itch and anti-pain applications.

Other Product Opportunities

   We are developing ADL 8-2698 in combination with a narcotic to produce a gastrointestinal side effect-free narcotic product candidate. In addition, ADL 1-0386 inhibits the sedating effects of narcotics in preclinical trials. We are developing ADL 1-0386 in combination with a narcotic to produce a non-sedating narcotic product candidate.

Our Strategy

   We plan to become the leader in discovering, developing and marketing proprietary pain management pharmaceuticals by:

  . pioneering the use of peripheral opioid receptors;

  . pursuing clinical indications that allow rapid demonstration of efficacy;

  . developing and marketing our products effectively;

  . managing risk by creating a portfolio of product candidates; and

  . developing non-addictive product candidates for the treatment of moderate-to-severe pain.

                                 This Offering

   Unless otherwise indicated, information in this prospectus assumes
  . the one-for-4.5 reverse stock split of our common stock and the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into an aggregate of 15,514,667 shares of our common stock, including the shares of series G mandatorily redeemable convertible preferred stock issued in January 2000, on the closing of this offering;

  . no exercise of the underwriters' over-allotment option; and

  . exercise and conversion of all outstanding warrants to purchase shares of our mandatorily redeemable convertible preferred stock into an aggregate of 80,688 shares of common stock on the closing of this offering.

 Common stock we are offering............... 6,000,000 shares
 Common stock to be outstanding after this
  offering.................................. 22,767,591 shares
 Proposed Nasdaq National Market symbol..... ADLR
 Use of proceeds............................ We intend to use the net proceeds from this offering for the
                                             continued development of existing
                                             product candidates, research and
                                             development of additional product
                                             candidates, manufacturing,
                                             commercialization and marketing
                                             expenditures, expansion of our
                                             facilities, working capital and
                                             potential acquisitions of
                                             products, technologies or
                                             businesses.

   If the underwriters exercise their over-allotment option, there will be 23,667,591 shares of common stock outstanding after this offering.

   This information above excludes the following:

  . 1,280,790 shares issuable upon the exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $0.30 per share of which options to purchase 742,071 shares of common stock were then exercisable; and

  . 592,164 shares issuable upon exercise of options granted in January 2000, at a weighted average exercise price of $2.03 per share. 464,444 of these 592,164 shares were issued in March 2000 upon exercise of the options.

   As of February 4, 2000, an additional 1,020,356 shares of common stock are reserved for issuance under our Amended and Restated 1994 Equity Compensation Plan.


   Our principal executive offices are located at 371 Phoenixville Pike, Malvern, Pennsylvania 19355. Our telephone number is (610) 889-5779. Our website is http://www.adolor.com. We do not intend the information found on our website to be a part of this prospectus.

                             Summary Financial Data

                                                                 Period from
                                  Year ended December 31,      August 9, 1993
                                 ---------------------------   (inception) to
Statement of operations data:     1997      1998      1999    December 31, 1999
-----------------------------    -------  --------  --------  -----------------
                                    (In thousands, except per share data)
Grant and license revenues...... $    --  $    150  $     11      $    161
Operating expenses incurred
 during the development stage:
  Research and development......   3,700     7,074     7,398        24,078
  General and administrative....   1,585     2,277     3,698         8,607
                                 -------  --------  --------      --------
Total operating expenses........   5,285     9,351    11,096        32,685
Net interest income (expense)...     486       385       404         1,521
                                 -------  --------  --------      --------
Net loss........................  (4,799)   (8,816)  (10,681)      (31,003)
Undeclared dividends
 attributable to mandatorily
 redeemable convertible
 preferred stock................   1,408     1,704     2,430         6,444
                                 -------  --------  --------      --------
Net loss allocable to common
 stockholders...................  (6,207)  (10,520)  (13,111)      (37,447)
                                 =======  ========  ========      ========
Basic and diluted net loss per
 share allocable to common
 stockholders................... $ (6.13) $  (9.54) $ (11.30)
Shares used in computing basic
 and diluted net loss per share
 allocable to common
 stockholders...................   1,013     1,103     1,161
Pro forma basic and diluted net
 loss per share allocable to
 common stockholders
 (unaudited)....................                    $   (.96)
                                                    ========
Shares used in computing pro
 forma basic and diluted share
 allocable to common
 stockholders (unaudited).......                      13,622
                                                    ========

   Please see Note 2 to our financial statements for an explanation of the method used to calculate the net loss and pro forma net loss per share and the number of shares used in the computation of per share amounts.

   The pro forma balance sheet data give effect to the conversion of the outstanding shares of series A, B, C, D, E and F mandatorily redeemable convertible preferred stock outstanding at December 31, 1999 into an aggregate of 12,780,000 shares of common stock. The pro forma as adjusted balance sheet data give effect to the sale of 12,306,000 shares of series G mandatorily redeemable convertible preferred stock in January 2000 for proceeds of $12,306,000 and the conversion of such shares into 2,734,667 shares of common stock and the assumed exercise of all outstanding warrants for mandatorily redeemable convertible preferred stock and the conversion of such shares into 80,688 shares of common stock for proceeds of $225,000, and reflects the pro forma adjustments and the net proceeds of $71,540,000 from our sale of 6,000,000 shares of our common stock in this offering at an assumed offering price to the public of $13.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

                                                  December 31, 1999
                                         -------------------------------------
                                                                  Pro Forma as
Balance sheet data:                       Actual     Pro Forma      adjusted
-------------------                      --------  -------------- ------------
                                                    (unaudited)    (unaudited)
                                                   (In thousands)
Cash, cash equivalents and short-term
 investments............................ $  5,264     $  5,264      $ 89,335
Working capital.........................    3,069        3,069        87,140
Total assets............................    6,258        6,258        90,329
Mandatorily redeemable convertible
 preferred stock........................   33,000           --            --
Deficit accumulated during the
 development stage......................  (31,004)     (31,004)      (31,004)
Total stockholders' equity (deficit)....  (29,590)       3,410        87,481

                                 RISK FACTORS
-------------------------------------------------------------------------------

   You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

   The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. We have generated operating losses since we began operations in November 1994. We have been engaged in discovering and developing drugs since we began operations, which requires significant research and development expenditures. We have no products that have generated any revenue, and as of December 31, 1999, we had an accumulated deficit of approximately $31.0 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years and expect that these losses will increase as we expand our research and development and sales and marketing activities. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may be unable to continue our operations without additional funding.

Our operating history provides you with a limited basis on which to make an investment decision.

   Successfully commercializing any of our product candidates entails significant regulatory, manufacturing, sales and marketing, competitive and financing risks. So far our operations have been limited to organizing and staffing our company, conducting early stage research and development to discover and develop drugs, and establishing strategic relationships we hope will enable us successfully to develop and market drugs on a commercial basis. These operations provide limited information for you to use in assessing our ability to commercialize our product candidates and the advisability of investing in our common stock.

Because our product candidates are in development, there is a high risk that further development and testing will demonstrate that our product candidates are not suitable for commercialization.

   We have no products that have received regulatory approval for commercial sale. All of our product candidates, including ADL 8-2698, ADL 2-1294 and ADL 10-0101 are in development, and we face the substantial risks of failure inherent in developing drugs based on new technologies.

   Our product candidates must satisfy rigorous standards of safety and efficacy before the United States Food and Drug Administration, or FDA, and foreign regulatory authorities will approve them for commercial use. We will need to conduct significant additional research, animal testing, or preclinical testing, and human testing, or clinical trials, to demonstrate the safety and efficacy of our product candidates to the satisfaction of the FDA and foreign regulatory authorities to obtain product approval.

   Preclinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. We may suffer significant setbacks in advanced clinical trials, even after promising results in earlier trials. Based on results at any stage of clinical trials, we may decide to discontinue development of our product candidates.

   We do not know whether our existing or any future clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA and foreign regulatory approvals and, ultimately, commercialization of our product candidates.

Because we are not certain we will obtain necessary regulatory approvals to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

   The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether we will obtain regulatory clearance for any product candidate we develop. We cannot market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials and the FDA's extensive regulatory clearance process. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources for research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Since neither the FDA nor international regulatory authorities have approved peripherally restricted opioid analgesic or narcotic antagonist drugs for marketing, we do not know whether our research and clinical approaches to developing new products for the pain management market will lead to drugs that the FDA will consider safe and effective for indicated uses.

   Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug, or IND, application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

  . must conform with the FDA's good laboratory practice regulations;

  . must meet requirements for institutional review board oversight;

  . must meet requirements for informed consent;

  . must meet requirements for good clinical practices;

  . are subject to continuing FDA oversight; and

  . may require large numbers of test subjects.

   We or the FDA may suspend clinical trials at any time if the subjects participating in the trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of the trials.

   Before receiving FDA approval to market a product, we must demonstrate that the product candidate is safe and effective on the patient population that will be treated. If we fail to comply with applicable FDA or other applicable regulatory requirements we could be subject to criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory actions against our product candidates or us.

We have limited experience in conducting and managing the clinical trials nec-essary to obtain regulatory approval.

   Regulatory clearance that we may receive, if any, for a product candidate will be limited to those diseases and conditions for which we have demonstrated in clinical trials that the product candidate is safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

   Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our research efforts.

   We are a small company with approximately 34 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition for personnel and academic collaborations is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists, biologists and clinical development personnel. If we lose the services of any of these personnel, in particular, John J. Farrar, our President and Chief Executive Officer, it could impede significantly the achievement of our research and development objectives. The employment agreement that we have entered into with Dr. Farrar can be terminated at any time by him or us. Failure to negotiate additional acceptable collaborations with academic institutions and scientists, or lack of success with respect to our existing academic collaborations, may delay our product development programs. In addition, we will need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or maintain relationships.

The concept of developing peripherally restricted opioid analgesic and nar-cotic antagonist drugs is relatively new and may not lead to commercially suc-cessful drugs.

   Since there are no products on the market comparable to our product candidates, we do not have any historical or comparative sales data to rely upon to indicate that peripherally restricted opioid analgesic or narcotic antagonist drugs will achieve commercial success in the marketplace. Market acceptance of our product candidates will depend on a number of factors, including:

  . perceptions by members of the health care community, including physicians, of the safety and efficacy of our product candidates;

  . cost-effectiveness of our product candidates relative to competing products;

  . the availability of government or third-party payor reimbursement for our product candidates; and

  . the effectiveness of marketing and distribution efforts by us and our licensees and distributors.

   Other products that are currently sold for pain management are already recognized as safe and effective and have a history of successful sales in the United States and elsewhere. Our new products, if any, will be competing with drugs that have been approved by the FDA and have achieved commercial success in the United States and elsewhere.

Third parties are conducting or will conduct many of our product development activities and almost all of our manufacturing and marketing activities. If these third parties fail to perform these functions satisfactorily, our prod-uct development could be delayed.

   We rely, to a significant extent, on third parties to provide funding in support of our research, to jointly conduct some research and preclinical testing functions and to manufacture certain of our product candidates. If any of these third parties breaches or terminates their agreement with us or otherwise fails to conduct their activities successfully and in a timely manner, their actions could delay or terminate the preclinical or clinical development or commercialization of the affected product candidates or research programs. We cannot control the amount and timing of resources these third parties devote to our programs or product candidates.

   Our corporate collaborators may determine not to proceed with one or more of our drug discovery and development programs. If one or more of our corporate collaborators reduces or terminates funding, we will have to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

   We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not have success. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination of existing corporate collaboration agreements.

If we do not realize value from our retained commercialization rights, we may not achieve our commercial objectives.

   If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights for specific pharmaceutical indications or in specified geographical regions. We may take advantage of these currently retained rights directly or through collaborations with others. The value of these rights, if any, will largely derive from our ability, directly or with collaborators, to develop and commercialize drugs, the success of which is also uncertain. The exploitation of retained commercialization rights requires:


  . sufficient capital;

  . significant technological, product development, manufacturing and regulatory expertise and resources; and

  . marketing and sales personnel.

   We may not be able to develop or obtain these resources in sufficient quantity or at a sufficient quality level to achieve our objectives. We will need to rely on third parties for many of these resources. Our failure to establish and maintain relationships to obtain these services cost-effectively could materially reduce or eliminate our ability to realize value from our retained commercialization rights.

If we fail to obtain the capital necessary to fund our operations, we will be unable successfully to develop products.

   We expect that we will require significant additional financing in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or to us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities.

   We believe that the net proceeds from the offering, existing cash and investment securities and anticipated cash flow from existing collaborations will be sufficient to support our current operating plan through the first quarter of 2002. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our product candidates.

If our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates, that will reduce our commercial opportunities.

   Other companies have product candidates in clinical trials to treat each of the conditions for which we are seeking to discover and develop product candidates. These competing potential drugs may result in effective, commercially successful products. Even if our collaborators or we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing products either that are more effective than those that we may develop, alone or with our collaborators, or that they market before the marketing of any products we develop.

   Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts and universities and public and private research institutions. In addition, companies pursuing research in different but related fields represent substantial competition. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to:

  . attract qualified personnel;

  . attract parties for acquisitions, joint ventures or other collaborations;
    and

  . license the proprietary technology of institutions that is competitive with the technology we are practicing.

   The successful entrance by our competitors into partnering arrangements or license agreements with academic research institutions will preclude us from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute.

Companies and universities that have licensed product candidates to us for clinical development and marketing are sophisticated competitors that could develop similar products to compete with our products.

   Licensing product candidates from other companies, universities, or individuals does not prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with us. The individuals who created these technologies are sophisticated scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed to us. The development and commercialization of successful new drugs from our research program is likely to attract additional research by our licensors and by other investigators who have experience in developing products for the pain management market. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed to us, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience.

Our agreement with an affiliate of SmithKline Beecham may not generate as much revenue as we anticipate and may not generate any future revenue.

   In July 1999 we granted SB Pharmaco Puerto Rico Inc., an affiliate of SmithKline Beecham, an exclusive license to develop and commercialize certain compounds for use in products designed to treat topical itch, muscle pain and joint pain in all countries other than South Korea and North Korea. Assuming defined clinical and regulatory milestones are met and sales are achieved, the affiliate of SmithKline Beecham has full control and authority over the development, registration and commercialization of these product candidates, subject to its obligation to use its reasonable efforts to develop, obtain regulatory approval and market these product candidates, taking into account the prospects for the product candidates. As a result, we have no control over the further development of these product candidates. Under our agreement, the affiliate of SmithKline Beecham has the right in some circumstances to co-promote products it develops pursuant to the license we granted it with other partners. The affiliate of SmithKline Beecham may terminate this agreement at its discretion on a country by country basis or on a product by product basis upon written notice to us if it determines that circumstances do not warrant further development of that product. Also, if the affiliate of SmithKline Beecham determines that payment of any of the agreed-upon milestones or royalties would make development of the product commercially infeasible, the affiliate of SmithKline Beecham has the right to adjust those payments downwards.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure their protection.

   Our commercial success will depend in part on obtaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims allowed in our patents or that our collaborators may develop.

   Others have filed and in the future are likely to file patent applications covering products and technologies that are similar, identical or competitive to ours. The patent office has informed us that others may have patent applications that may overlap with a patent application that we have in-licensed covering certain receptors. We cannot assure you that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, nor that we or our licensor will not be involved in interference proceedings before the United States Patent and Trademark Office. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could subject us to potential liability for damages and require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

   Although no third party has asserted a claim of infringement against us, we are aware of an issued patent that relates to methods of treatment of symptoms associated with the cold and flu. It is possible that a claim could be asserted that certain ophthalmic uses of our ADL 2-1294 infringe this issued patent. Based on our investigations to date, including discussions with outside legal counsel, we do not believe that we infringe any valid and enforceable claims of the patent, although we have not received an opinion of patent counsel to that effect. If this patent is found to contain claims infringed by the use of our ADL 2-1294 product and such claims are ultimately found valid and enforceable, we may not be able to obtain a license at a reasonable cost, or at all. In that event, we would have to use an alternative method of delivery for ophthalmic products based on ADL 2-1294, which could materially reduce or eliminate the commercial viability of our ADL 2-1294 for ophthalmic uses.

   We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able adequately to protect our trade secrets or other proprietary information.

   We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the prosecution of in-licensed technology, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology. For example, the University of California, San Diego is prosecuting the patent for additional claims regarding the use of ADL 2-1294 for the treatment of inflammatory pain.

   Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, our ability to receive patent protection or protect our proprietary information may be imperiled.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet de-mand for our products and lose potential revenues.

   Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We will depend on our collaborators or third parties for the manufacture of compounds for preclinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities and suitable alternatives may be unavailable. Consequently, our products may be subject to delays in manufacture if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If the manufacture of these products is not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products, if any are approved, on a timely basis could be impaired or precluded. We may not be able to enter into necessary third-party manufacturing arrangements on acceptable terms, if at all. Our dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products, if any are approved, on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

   We currently have no sales, marketing or distribution capability. In order to commercialize products, if any are approved, we must internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. If we obtain FDA approval, we intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distributions systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

Our ability to generate revenues will be diminished if we fail to obtain ac-ceptable prices or an adequate level of reimbursement for our products from third-party payors.

   The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future and may impede patients' ability to obtain insurance. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products, and our ability to realize royalties from this commercialization.

   Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

  . government and health administration authorities;

  . private health insurers; and

  . other third-party payors.

If conflicts arise between our collaborators or advisors and us, they may act in their self-interest, which may be adverse to your best interests.

   If conflicts arise between us and our corporate or academic collaborators or scientific advisors, the other party may act in its self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or product candidates that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

If product liability lawsuits are successfully brought against us, we may in-cur substantial liabilities and may have to limit commercialization of our products.

   The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. Our corporate collaborators or we may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances our corporate collaborators will indemnify us against losses, indemnification may not be available or adequate should any claim arise.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

   Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Risks Related To This Offering

If our directors, officers and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

   Following completion of the offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately 23.3% of our common stock, based on their beneficial ownership as of January 31, 1999. Accordingly, they collectively will have the ability to determine the election of all our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

   Provisions of our amended and restated certificate of incorporation and by-laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

   In addition, until November 2000, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

Our stock price may be volatile, and your investment in our stock could de-cline in value.

   Prior to this offering, there has been no public market for our common stock and an active public market for our common stock may not develop or continue after the offering. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of future market prices. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be:

  . estimates of our business potential and earnings prospects;

  . an assessment of our management; and

  . the consideration of the above factors in relation to market valuations of companies in related businesses.

   The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

  . announcements of technological innovations or new commercial products by our competitors or us;

  . developments concerning proprietary rights, including patents;

  . developments concerning our collaborations;

  . publicity regarding actual or potential medical results relating to products under development by our competitors or us;

  . regulatory developments in the United States and foreign countries;

  . litigation;

  . economic and other external factors or other disasters or crises; or

  . period-to-period fluctuations in financial results.

   In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

If our stockholders sell substantial amounts of our common stock after this offering, the market price of our common stock may fall.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Our management will have broad discretion in using the proceeds from this of-fering, and therefore investors will be relying on the judgment of our manage-ment to invest those funds effectively.

   We intend to use the net proceeds from this offering to continue our research and development efforts, commercialize our products, hire marketing, research, development and administrative personnel, expand our facilities, for working capital and for potential acquisitions of products, technologies or businesses. We have not yet finalized the amount of net proceeds to be used specifically for each of these purposes. Investors will be relying on the judgment of our management regarding the application of these proceeds.

New investors will experience immediate and substantial dilution.

   The purchase price of the shares of common stock offered by this prospectus will be substantially higher than the unaudited pro forma tangible book value of our outstanding equity shares. Any shares of common stock that investors purchase in this offering will have a post-closing net tangible book value per share of $9.16 per share less than the initial public offering price paid, assuming an initial public offering price of $13.00 per share. Investors who purchase shares in this offering will therefore experience immediate and substantial dilution in the tangible net book value of their investment.

                  FORWARD-LOOKING INFORMATION AND MARKET DATA
-------------------------------------------------------------------------------

   This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

  . our product development efforts;

  . the commercialization of our products, including the development of a sales and marketing force;

  . our intentions regarding the establishment of collaborations;

  . anticipated operating losses and capital expenditures;

  . anticipated regulatory filing dates and clinical trial initiation dates for our product candidates;

  . the status of regulatory approval for our product candidates; and

  . our intention to rely on third parties for manufacturing.

   When used in this prospectus, we intend the words "believe," "anticipate," "estimate," "expect," "seek," "intend," and "may" to identify forward-looking statements. Our forward-looking statements involve uncertainties and other factors that may cause our actual results, performance or achievements to be far different from that suggested by our forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

   Market data and forecasts used in this prospectus, including, for example, estimates of the size and growth rates of the pain management market, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

   The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide this protection for initial public offerings and is not available for our forward-looking statements.

                                USE OF PROCEEDS
-------------------------------------------------------------------------------

   We estimate that the net proceeds from the sale of the 6,000,000 shares of common stock that we are selling in this offering will be $71.5 million after deducting underwriting discounts and commissions and estimated offering expenses and assuming an initial public offering price of $13.00 per share. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $82.4 million.

   We anticipate using the net proceeds from the offering for general corporate purposes, including the continued development of existing product candidates, manufacturing, commercialization expenditures, research and development for additional product opportunities, hiring of sales, marketing, development, research and administrative personnel, expansion of our facilities and working capital. We may also use a portion of the net proceeds to acquire or invest in businesses, products, or technologies that are complimentary to our own. While we periodically engage in preliminary discussions with respect to acquisitions, we are not currently a party to any agreements or commitments, and we have no understandings with respect to any acquisitions or investments.

   The amounts and timing of our actual expenditures will depend on several factors, including the progress of our product development efforts and the amount of cash generated or used by our operations. We have not determined the amount or timing of the expenditures in the areas listed above. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY
-------------------------------------------------------------------------------

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to support the growth and development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                   DILUTION
-------------------------------------------------------------------------------

   Our pro forma net tangible book value as of December 31, 1999 was approximately $3.4 million, or $0.24 per share. This is based on a pro forma number of shares outstanding as of December 31, 1999 of 13,952,236, consisting of 1,172,236 shares of our common stock outstanding on December 31, 1999, together with the 12,780,000 shares of common stock issuable upon conversion of all outstanding shares of mandatorily redeemable convertible preferred stock at December 31, 1999.

   Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of Series G mandatorily redeemable convertible preferred stock (Series G) in January 2000, the assumed exercise of preferred stock warrants and the automatic conversion of these shares into 2,815,355 shares of common stock, and the sale of 6,000,000 shares in this offering. This represents an immediate increase in pro forma net tangible book value of $2.89 per share to existing stockholders and immediate dilution in net tangible book value of $9.16 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $13.00
    Pro forma net tangible book value per share before the
     offering...................................................... $0.24
    Increase per share attributable to the Series G issuance and assumed exercise of preferred stock warrants and conversion of these shares into common stock................................ $0.71
    Increase per share attributable to new investors............... $2.89
Pro forma net tangible book value per share of our common stock
 after the offering................................................       $ 3.84
                                                                          ------

Dilution per share to new investors..................................     $9.16
                                                                          =====

   The following table summarizes, on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us and the total consideration paid and the average price per share paid by existing stockholders and by new investors in this offering:

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing Stockholders..... 16,767,591   73.6% $ 45,605,164   36.9%    $ 2.72
New Investors.............  6,000,000   26.4%   78,000,000   63.1%    $13.00
                           ----------  -----  ------------  -----
Total..................... 22,767,591  100.0% $123,605,164  100.0%
                           ==========  =====  ============  =====

   The tables and calculations above assume no exercise of outstanding options. At December 31, 1999, there were: 1,280,790 shares issuable upon the exercise of options outstanding as of a weighted average exercise price of $0.30 per share. In January 2000, we issued options for 592,164 shares of common stock at a weighted average exercise price of $2.03. To the extent that these options are exercised, there will be further dilution to new investors. For a description of our stock option plan, please see "Management-Employee benefit plans."

   If the underwriters exercise their over-allotment option in full, the following will occur:

  . the number of shares of our common stock held by existing stockholders will decrease to approximately 70.8% of the total number of shares of our common stock outstanding after this offering;

  . the number of shares of our common stock held by new public investors will increase to 6,900,000, or approximately 29.2% of the total number of shares of our common stock outstanding after this offering;

  . an increase in pro forma tangible book value of $3.21 per share to existing stockholders, and an immediate dilution of $8.84 per share to new investors.

                                CAPITALIZATION
-------------------------------------------------------------------------------

   The following table sets forth our capitalization as of December 31, 1999:

  . On an actual basis;

  . On a pro forma basis to give effect to:

   . the conversion of all outstanding shares of our mandatorily redeemable preferred stock, at December 31, 1999 into an aggregate of 12,780,000 shares of our common stock on the closing of this offering; and

  . On a pro forma as adjusted basis to give effect to the aforementioned pro forma adjustments and:

   . The sale of shares of series G mandatorily redeemable convertible preferred stock in January 2000 for $12,306,000 and the conversion of such shares into 2,734,667 shares of common stock on the close of this offering;

   . The assumed exercise of all outstanding warrants for mandatorily redeemable convertible preferred stock for an exercise price totalling $225,000 and the conversion of such shares into 80,688 shares of common stock on the close of this offering;

   . the receipt of the estimated net proceeds of $71,540,000 from our sale of 6,000,000 shares of common stock in this offering at an assumed offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                  As of December 31, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                                         Pro Forma  As Adjusted
                                               Actual   (unaudited) (unaudited)
                                              --------  ----------- -----------
                                                       (in thousands)
Mandatorily redeemable convertible preferred
 stock, at redemption value (aggregate
 liquidation value of $39,443,518 at
 December 31, 1999); $0.01 par value,
 57,873,098 shares authorized, 57,510,002
 issued and outstanding (none authorized,
 issued or outstanding on a pro forma or pro
 forma as adjusted basis)...................  $ 33,000        --          --
Preferred stock; $0.01 par value, 1,000,000
 shares authorized upon closing of this
 offering, none issued and outstanding on an
 actual, pro forma and pro forma as adjusted
 basis......................................       --         --          --
Stockholders' Deficit:
 Common stock, par value $.0001 per share;
  21,338,849 shares authorized (99,000,000
  shares authorized on a pro forma as
  adjusted basis); 1,172,236, 13,952,236 and
  22,767,591 shares issued and outstanding
  on an actual, pro forma and pro forma as
  adjusted basis, respectively..............       --           1           2
 Additional paid-in capital.................     3,530     36,529     120,599
 Deferred compensation......................    (2,116)    (2,116)     (2,116)
 Deficit accumulated during the development
  stage.....................................   (31,004)   (31,004)    (31,004)
                                              --------    -------     -------
   Total stockholders' equity (deficit).....   (29,590)     3,410      87,481
                                              --------    -------     -------
   Total capitalization.....................     3,410      3,410      87,481
                                              ========    =======     =======

   The table above excludes 1,280,790 shares issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $0.30 per share.

                            SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------

   The following selected financial data should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data except as otherwise indicated below for the three years ended December 31, 1999, for the period from August 9, 1993 (inception) to December 31, 1999 and as of December 31, 1998 and 1999, are derived from our financial statements which have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future and should be read in conjunction with the financial statements and notes thereto that are incorporated by reference into this prospectus.

   Please see Note 2 to our financial statements for an explanation of the method used to calculate the net loss and pro forma net loss per share and the number of shares used in the computation of per share amounts.

                                                                           Period from
                                   Years Ended December 31,               August 9, 1993
                          ----------------------------------------------  (inception) to
Statement of operations                                                    December 31,
data                       1995     1996      1997      1998      1999         1999
-----------------------   -------  -------  --------  --------  --------  --------------
                                    (In thousands, except per share data)
Grant and license
 revenues...............  $    --  $    --  $     --  $    150  $     11     $    161
Operating expenses
 incurred during the
 development stage:
  Research and
   development..........    2,110    3,695     3,700     7,074     7,398       24,078
  General and
   administrative.......      254      649     1,585     2,277     3,698        8,607
                          -------  -------  --------  --------  --------     --------
Total operating
 expenses...............    2,364    4,344     5,285     9,351    11,096       32,685
                          -------  -------  --------  --------  --------     --------
Net interest income
 (expense)..............      (28)     272       486       385       404        1,521
                          -------  -------  --------  --------  --------     --------
  Net loss..............   (2,392)  (4,072)   (4,799)   (8,816)  (10,681)     (31,003)
Undeclared dividends
 attributable to
 mandatorily redeemable
 convertible preferred
 stock..................      120      764     1,408     1,704     2,430        6,444
                          -------  -------  --------  --------  --------     --------
Net loss allocable to
 common stockholders....  $(2,512) $(4,836) $ (6,207) $(10,520) $(13,111)    $(37,447)
                          =======  =======  ========  ========  ========     ========

Basic and diluted net
 loss per share
 allocable to common
 stockholders...........  $ (3.50) $ (5.68) $  (6.13) $  (9.54) $ (11.30)
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders...........      718      851     1,013     1,103     1,161

Pro forma basic and
 diluted net loss per
 share allocable to
 common stockholders
 (unaudited)............                                        $   (.96)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share allocable to
 common stockholders
 (unaudited)............                                          13,622
                                   Years Ended December 31,
                          ----------------------------------------------
Balance sheet data         1995     1996      1997      1998      1999
------------------        -------  -------  --------  --------  --------
                                        (In thousands)
Cash, cash equivalents
 and short-term
 investments............  $   335  $ 5,071  $ 10,710  $ 12,046  $  5,264
Working capital.........   (1,148)   4,378     9,670    10,024     3,069
Total assets............      478    5,738    11,508    12,773     6,258
Total long-term
 obligations............       13      255       174        66        --
Mandatorily redeemable
 convertible preferred
 stock..................    1,500   11,105    21,375    30,475    33,000
Deficit accumulated
 during the development
 stage..................   (2,636)  (6,708)  (11,507)  (20,322)  (31,004)
Total stockholders'
 deficit................   (2,536)  (6,568)  (11,264)  (19,913)  (29,590)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

   You should read the following discussion and analysis in conjunction with our "Selected Financial Data," our financial statements and the related notes included elsewhere in this prospectus.

Background

   We have devoted substantially all of our resources since we began our operations in November 1994 to the discovery and development of proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and, since our inception, we have incurred a cumulative net loss of approximately $31.0 million through December 31, 1999. These losses have resulted principally from costs incurred in research and development activities and general and administrative expenses. We have three product candidates in Phase II clinical trials and several other compounds in preclinical studies.

   Our revenues in the near term are expected to consist primarily of milestone payments on certain of our product candidates licensed to others for development. The more significant of these licenses is to an affiliate of SmithKline Beecham for the development of ADL 2-1294 for topical treatment of dermal pain and itch. These payments are dependent on continued development and achievement of certain clinical and regulatory milestones by licensees and will not, in any event, be material relative to our operating expenses. In the event that our development efforts or those of our licensees result in regulatory approval and successful commercialization of our product candidates, we will generate revenues from sales of our products and from the receipt of royalties on sales of licensed products. Product revenue will depend on our ability to receive regulatory approvals for, and successfully market, our product candidates.

   We expect to incur additional operating losses for at least the next several years. Research, development and clinical trial costs relating to product candidates will continue to increase. Manufacturing, marketing and sales costs will increase as we prepare for the commercialization of ADL 8-2698 which, assuming regulatory approval, we expect to occur in the year 2002.

   We intend to expand our marketing activities in 2000 and 2001 in preparation for the establishment of a sales force for our product candidates in the United States. In international markets, we intend to rely on collaborations with pharmaceutical companies to market and sell our product candidates rather than establish our own sales force.

Milestone Payments, Royalties and License Fees

   We paid Roberts Laboratories, Inc., which recently merged with Shire Pharmaceuticals, plc, a total of $600,000 through December 31, 1999 for the exclusive worldwide license to ADL 8-2698. Our license agreement with Roberts requires us to make payments to Roberts if and when two milestones are achieved. Roberts licensed the rights to ADL 8-2698 from Eli Lilly and Company, and we assumed Roberts' obligations to Lilly. Under the agreement with Lilly, we will make a milestone payment to Lilly if and when we receive FDA approval to sell ADL 8-2698. We will be required to pay royalties to Lilly and Roberts on any sales of ADL 8-2698.

Results Of Operations

Years Ended December 31, 1999 and 1998

   Grant and license revenues. Our grant and license revenues were $10,965 for the year ended December 31, 1999 compared to $149,983 in the same period in 1998, a decrease of $139,018. The revenue of $10,965 in

1999 represents a portion of the $500,000 license fee received from an affiliate of SmithKline Beecham on signing the agreement in July 1999. This revenue is being recognized over the remaining life of the patents that were licensed in that collaboration. Revenues in 1998 included $99,983 from a Phase I federal Small Business Innovation Research, or SBIR, grant and $50,000 from contract research revenue. We have no future obligations in connection with these revenues.

   Research and development expenses. Our research and development expenses increased from approximately $7.1 million for the year ended December 31, 1998 to approximately $7.4 million in the same period in 1999. Clinical development costs for dermal pain and itch indications of ADL 2-1294 were lower by approximately $2.5 million in 1999 compared to 1998 because an affiliate of SmithKline Beecham licensed the rights to those indications and is now responsible for the development expenses. In 1999, research and development costs increased by approximately $2.1 million for the initiation of the Phase I and Phase II clinical program for ADL 8-2698 and increased by approximately $1.0 million for the initiation of the Phase I and Phase II clinical trials for ADL 10-0101. Research and development expenses for ADL 2-1294 for the treatment of ophthalmic pain decreased in 1999 compared to 1998 by approximately $0.2 million.

   General and administrative expenses. Our general and administrative expenses increased to approximately $3.7 million for the year ended December 31, 1999 compared to $2.3 million in the same period in 1998, an increase of approximately $1.4 million. This increase is primarily due to approximately $776,000 of higher compensation expense relating to stock option grants, approximately $226,000 for higher payroll expenses related to additional personnel and approximately $478,000 in increased consulting and professional fees.

   Net interest income (expense). Our interest income was approximately the same for the years ended December 31, 1999 and 1998 at $424,667 and $412,975, respectively, because we had approximately the same average invested balances in both years. Our interest expense for the same periods was $21,142 and $28,028. Interest expense represents interest incurred on an equipment financing facility.

   Net loss. Our net loss was approximately $10.7 million for the year ended December 31, 1999 compared to approximately $8.8 million in the same period of 1998. The increase reflects costs associated with expanded Phase II clinical development costs together with higher personnel related costs.

   Net loss allocable to common stockholders. Our net loss allocable to common stockholders was approximately $10.5 million for the year ended December 31, 1998 compared to approximately $13.1 million in the same period of 1999. The increase reflects the increase in the net loss of approximately $1.9 million and an increase in undeclared dividends attributable to mandatorily redeemable convertible preferred stock of approximately $726,000.

Years ended December 31, 1998 and December 31, 1997

   Grant and license revenues. Our grant and license revenues were $149,983 for the year ended December 31, 1998 compared to no revenues in the same period in 1997. Revenues in 1998 included $99,983 from a Phase I SBIR grant and $50,000 from contract research revenue. We had no future obligations in connection with these revenues as of December 31, 1998.

   Research and development expenses. Our research and development expenses increased from approximately $3.7 million for the year ended December 31, 1997 to approximately $7.1 million in the same period in 1998, an increase of approximately $3.4 million. In 1998, research and development costs increased by $0.5 million for the manufacture of ADL 8-2698 clinical supplies and the payment of a $0.3 million license fee to Roberts. Research and development expenses increased by approximately $1.6 million for the preclinical activities for ADL 10-0101. In 1998, research and development costs increased by approximately $0.7 million for the initiation of the Phase I and Phase II clinical program for ADL 2-1294 for the treatment of ophthalmic pain.

   General and administrative expenses. Our general and administrative expenses increased to approximately $2.3 million for the year ended December 31, 1998 compared to approximately $1.6 million in the same period in 1997, an increase of approximately $0.7 million. This increase is primarily due to $314,000 of higher patent filing expenses and approximately $267,000 in increased consulting and professional fees.

   Net interest income (expense). Our interest income for the year ended December 31, 1998 was $412,975 compared to interest income of $531,487 in the same period in 1997. The decrease in interest income was the result of higher levels of cash available for investment in 1997 versus 1998. Our interest expense for the same periods was $28,028 and $45,930, respectively. Interest expense represents interest incurred on an equipment financing facility.

   Net loss. Our net loss for the year ended December 31, 1998 was approximately $8.8 million compared to a net loss of approximately $4.8 million in the same period in 1997. This increase was due to the expansion of the Phase II clinical trials for ADL 2-1294 for the treatment of dermal pain and itch and the progression of ADL 10-0101 from research into late preclinical development.

   Net loss allocable to common stockholders. Our net loss allocable to common stockholders was approximately $6.2 million for the year ended December 31, 1997 compared to approximately $10.5 million in the same period of 1998. The increase reflects the increase in the net loss of approximately $4,017,000 and an increase in undeclared dividends attributable to mandatorily redeemable convertible preferred stock of approximately $296,000.

Liquidity and capital resources

   As of December 31, 1999, we had cash, cash equivalents and short term investments of approximately $5.3 million, and working capital was approximately $3.1 million. In January 2000 we sold series G mandatorily redeemable convertible preferred stock, raising net proceeds of approximately $12.3 million.

   From inception through December 31, 1999, net cash used in operating activities was approximately $26.4 million. Net cash used in investing activities since inception was $3.3 million for the acquisition of laboratory equipment, leasehold improvements and furniture and fixtures and office equipment, and the purchases of short-term investments.

   From inception through December 31, 1999, we have financed our operations primarily from the net proceeds generated from the issuance of mandatorily redeemable convertible preferred stock (preferred stock). As of December 31, 1999, we had received total net proceeds of approximately $33.0 million from the sales of mandatorily redeemable convertible preferred stock. In addition, we sold shares of series G mandatorily redeemable convertible preferred stock in January 2000, raising total net proceeds of approximately $12.3 million. The issuance of the shares of series G mandatorily redeemable convertible preferred stock will result in a beneficial conversion feature of $12,306,000, which will increase net loss allocable to common stockholders per share in the first quarter of 2000.

   We anticipate that our capital expenditures will be approximately $500,000 in 2000.

   We lease our corporate and research and development facilities under an operating lease expiring on November 30, 2001. We may extend this lease for one additional four-year period at rental rates equal to the then fair rental value as determined by our landlord. Current total minimum annual payments under these leases are $224,290 for 2000 and $250,964 for 2001.

   Research and development expenditures, including clinical trials, are expected to increase as we continue to develop new product candidates. We expect that our operating expenses and capital expenditures will increase in future periods as a result of the manufacturing scale-up and in anticipation of commercialization of our product candidates, assuming we receive the necessary regulatory approvals. The initiation of commercial activities will require the hiring of additional staff to coordinate contract manufacturing services at multiple locations. Sales and marketing activities will require hiring and training of a sales and marketing staff in late 2000 and 2001. As of December 31, 1999, we may be required to pay up to an aggregate of $6.0 million upon the occurrence of certain future clinical and regulatory events under various agreements (including our agreement with Roberts). We also intend to hire additional research and development, clinical and administrative staff. Our capital expenditure requirements will depend on numerous factors, including the progress of our research and development programs, the time required to file and process regulatory approval applications, the development of commercial manufacturing capability, the ability to obtain additional licensing arrangements, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.

   Future compensation expense relating to all options outstanding at December 31, 1999 is estimated to be approximately $843,000, $643,000, $505,000 and
$126,000 for the years ending December 31, 2000, 2001, 2002 and 2003, respectively. Compensation expense relating to the non-employee portion of options granted is subject to change each reporting period based upon changes in the fair value at the Company's common stock, estimated volatility and the risk free interest rate until the new-employee completes his or her performance under the option agreement.

   In January 2000, the Company granted 592,164 stock options at exercise prices of $2.03 per share for which a total compensation charge of approximately $5.7 million based on the fair value of the common stock on the grant date of $11.70 per share will be recorded over the four year vesting periods of the options. Future compensation expense relating to such option grants will be approximately $1.3 million for the year ending December 31, 2000, $1.4 million for the years ending December 31, 2001 through 2003 and $.2 million for the year ending December 31, 2004.

   In addition, on March 27, 2000 the Company agreed to grant 244,444 common stock options at an exercise price of $6.00 per share contingent on the individual becoming an employee of the Company. The measurement date for these options will be the date the individual commences employment, and therefore, the compensation charge related to these options will be based on the fair value of the Company's common stock on this date.

   We believe that our current cash position, capital leases for equipment and the proceeds of this offering will be sufficient to fund our operations and capital expenditures through the first quarter of 2002.

Income taxes

   As of December 31, 1999, we had approximately $11,200,000 of Federal and $8,300,000 of state net operating loss carryforwards available to offset future taxable income. The Federal and state net operating loss carryforwards will begin expiring in 2009 and 2005, respectively, if not utilized. In addition, the utilization of the state net operating loss carryforwards is subject to a $2 million annual limitation. At December 31, 1999, we also had approximately $403,000 of Federal and $130,000 of state research and development tax credit carryforwards, which begin expiring in 2011, and are available to reduce Federal and state income taxes.

   The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards (following certain ownership changes, as defined by the Act) that could significantly limit our ability to utilize these carryforwards. We may have experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, our ability to utilize the aforementioned carryforwards may be limited. We have not yet determined whether or not ownership changes, as defined by the Act, have occurred. Additionally, because United States tax laws limit the time during which these carryforwards may be applied against future taxes, we may not be able to take full advantage of these attributes for Federal income tax purposes.

Disclosure About Market Risk

   Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

Year 2000 Computer Systems Compliance

   We completed our assessment of internal systems that could be affected by the year 2000 issue prior to December 31, 1999 and found that our computer systems would properly utilize dates past December 31, 1999. We have initiated communications with our significant suppliers to determine the extent to which we are vulnerable to those parties' failure to solve their own year 2000 issues. We will develop contingency plans in the event we become aware that one or more of these third parties fails to solve their year 2000 issues such that they may affect our operations. If significant numbers of these third parties experience failures in their computer systems or equipment due to year 2000 non-compliance, it could affect our ability to engage in normal business activities.

                                   BUSINESS
-------------------------------------------------------------------------------

Overview of Our Business

   We discover, develop and plan to commercialize proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. We have a portfolio of product candidates in development in Phase I to Phase II/III clinical trials. Our analgesic product candidates are designed to treat moderate-to-severe pain and itch. We are also developing products that are intended to reduce the most prevalent and severe side effects of current narcotics, such as nausea, sedation and the treatment of symptoms of narcotic induced bowel dysfunction such as constipation. Since most of our product candidates target peripheral opioid receptors (those outside of the central nervous system), they should not exhibit the dose-limiting central nervous system side effects of existing narcotics. We believe our product candidates and drug discovery and development expertise have potential applicability to a broad range of pain conditions. Combined 1999 prescription sales in the pain management market were $9.1 billion in the United States and are estimated to be $25.8 billion worldwide.

   Currently marketed analgesics have well-defined adverse side effects that limit their ability to meet the needs of physicians and their patients. Moreover, the increased emphasis on treating pain has highlighted the need for improved products. We believe our product candidates address significant unmet needs in the pain management market. In addition, we believe we may create new pain management markets with some of our product candidates because their mechanisms of action may provide effective pain relief or relief of narcotic side effects that currently have no existing effective therapy.

   Our drug discovery capabilities and pipeline of product candidates originate through a combination of internal research and development activities, in-licensed technologies and in-licensed product candidates. Our initial drug discovery and development activities focus on three aspects of pain management:

  . reversal or prevention of gastrointestinal, or GI, side effects of narcotics;

  . novel mu and kappa analgesics that act on peripheral opioid receptors not in the central nervous system; and

  . narcotic analgesic products with significantly reduced side effects.

   Our compound ADL 8-2698 has completed multiple Phase I and Phase II clinical trials that indicated that it may be effective in reversing the severe constipating effects associated with narcotic bowel dysfunction. We are currently conducting three Phase II/III trials for this indication and a Phase II trial with ADL 8-2698 for the treatment of bowel dysfunction, or ileus, that frequently follows abdominal surgery. Based on our initial clinical results, we have started a Phase I clinical trial for ADL 8-2698 in combination with a narcotic with a goal of producing a combination narcotic product that treats pain and does not induce nausea.

   We have additional compounds in clinical development that target peripheral opioid analgesia receptors. Our compound ADL 10-0101, which is being developed for the treatment of visceral and post-surgical pain, is in a Phase II clinical trial for the treatment of visceral pain. In addition, ADL 10-0101 is in a Phase I clinical trial for the treatment of traumatic injury pain. We have completed Phase II clinical trials for ADL 2-1294 for the treatment of pain from corneal abrasion or ophthalmic surgery. We have also completed two Phase I clinical trials with ADL 2-1294 where it demonstrated preliminary efficacy in the treatment of dermal burn pain. An affiliate of SmithKline Beecham, our development partner for the commercialization of the dermal product candidate, is developing topical ADL 2-1294 under an exclusive license from us for the treatment of dermal pain and itch.

   We plan to build a sales and marketing organization to sell our products to hospitals, surgeons, oncologists and pain management specialists. We intend to enter into strategic relationships with and grant additional licenses to pharmaceutical companies to gain access to broader market segments, including general practitioners and international markets.

Overview Of Pain Management Industry

   Approximately 106 million patients experience acute or chronic pain annually in the United States resulting from the three most frequent causes: cancer, surgery and back pain. Because pain impairs one's ability to carry out a productive life, pain in general and chronic pain in particular are serious health and economic problems.

   Types of pain. Pain is commonly classified into three broad categories based upon its presumed cause and sensory characteristics: somatic pain, visceral pain and neurogenic pain. Somatic pain can be produced by injuries to skin, muscle, bones or joints and is typically characterized as a sharp pain that is localized to an area of injury. Visceral pain can be produced by distention, injury or inflammation of internal organs and is typically characterized by diffuse, poorly localized, dull and vague pain. Neurogenic pain can be produced by injuries or inflammation of nerves and is typically characterized by diffuse, burning pain. Patients may simultaneously experience more than one type of pain.

   Pain management market. Prescription pain management sales in 1999 were $9.1 billion in the United States. Growth in the pain management market has been significant in recent years and is expected to continue. The prescription pain management market in the United States grew 6% per year from 1994 to 1998, and grew 24% between 1998 and 1999. This accelerating growth rate appears to be primarily attributable to recent product introductions in this market. For example, COX-2 inhibitors, non-narcotic prescription analgesics, were introduced early in 1999 and had 1999 sales of $1.5 billion. We believe that the rapid acceptance of COX-2 inhibitors illustrates that there are still many unmet medical needs in the pain management market and that physicians are willing to prescribe new and improved products as they become available.

   There has been an increasing focus on pain management in the healthcare industry. Recently published guidelines of the World Health Organization and the United States Agency for Health Care Policy and Research encourage the use of stronger analgesic therapy for treating cancer pain. In 1993, the American Board of Medicine designated the treatment of pain as a recognized specialty for physicians, and the number of physicians receiving specialty training in pain management increased more than tenfold in the subsequent five years. In addition, as of 1999, all United States hospitals and health care facilities have been required to assess the adequacy of pain treatment for each patient on a daily basis to achieve accreditation by the Joint Commission on Accreditation of Healthcare Organizations.

   The pain management market for drugs used to treat patients with moderate-to-severe and mild-to-moderate pain is growing due to the following factors:

  . increasing recognition of the need for effective pain management and its therapeutic benefits;

  . rapid market acceptance of new products with novel mechanisms of action;

  . targeted markets that permit cost-effective selling and marketing; and

  . growth in the aged population with an associated increased incidence of pain.

   Sales of prescription pain management products are shown in the following table:

Pain Management Market -- United States

                                                               U.S. Sales
                                                          --------------------
Market Segment                                             1997   1998   1999
--------------                                            ------ ------ ------
                                                             (In millions)
Moderate-to-severe pain (Narcotics)...................... $2,430 $2,720 $3,203
Mild-to-moderate pain (NSAIDs, COX-2 inhibitors)......... $2,973 $2,666 $3,755
Topical pain, itch and special purpose analgesics
 (Corticosteroids, antihistamines)....................... $1,599 $1,915 $2,104
                                                          ------ ------ ------
Total Pain Management Market............................. $7,002 $7,301 $9,062
                                                          ====== ====== ======

   Current therapies to counteract pain. Narcotics such as morphine are considered the most effective analgesics and are widely used to treat patients with moderate-to-severe pain. These narcotics produce pain relief by stimulating opioid receptors in the central nervous system, which consists of the brain and spinal cord. Advances in narcotics during the past 20 years have primarily been in improved methods for the delivery of existing narcotics rather than the discovery of new drugs. Patients who suffer severe pain may simultaneously receive more than one formulation of narcotic and receive other classes of analgesic medications.

   Non-narcotic analgesics, including non-steroidal anti-inflammatory drugs, or NSAIDs, such as ibuprofen or acetaminophen, are widely used to treat mild-to-moderate pain. NSAIDs are thought to produce analgesia by inhibiting activity of cyclooxygenase enzymes (COX-1 and COX-2), thereby reducing inflammation at the site of injury or disease. Some NSAIDs require a prescription, and others are available as over-the-counter medications. Recent advances in NSAID analgesia have focused on reducing adverse GI side effects.

   Deficiencies of current therapies to counteract pain. Although narcotics are considered the most effective analgesics, many patients who use them do not obtain complete pain relief, and they are ineffective for other patients. Narcotic analgesics also produce a wide range of adverse side effects that may include narcotic bowel dysfunction, sedation, nausea, vomiting, decreased respiratory function, addiction and death. In addition, due to their potential for abuse, narcotics are strictly regulated by the United States Drug Enforcement Agency, or DEA, under the Controlled Substances Act, which imposes on narcotics strict registration, record-keeping and reporting requirements, security controls and restrictions on prescriptions.

   Although NSAIDs are generally effective for mild or moderate pain, many patients are unable to tolerate NSAIDs because of GI side effects. Traditional NSAIDs can produce significant adverse effects on the stomach and GI tract, including GI ulcers and bleeding. In addition, prolonged use can cause liver and kidney failure. COX-2 inhibitors appear to produce fewer GI ulcers than NSAIDs but may be less effective for acute pain. For most patients with moderate-to-severe pain, NSAIDs and COX-2 inhibitors do not produce complete pain relief.

Background On Opioid Analgesia

   Pain transmission signals. When tissues such as the skin, muscles and joints become inflamed or are injured, pain receptors in those tissues are activated, and electrical pain signals are transmitted from the injured tissues through nerve fibers into the spinal cord. Within the spinal cord, the electrical pain signals are received by a second set of nerve fibers that continue the transmission of the signal up the spinal cord and into the brain. Within the brain, additional nerve fibers transmit the electrical signals to the "pain centers" of the brain where these signals are perceived as pain. Pain receptors are also present in internal, or visceral, organs such as the intestines, uterus, cervix and bladder. These pain receptors also send pain signals when the organs are inflamed or distended.

   Opioid receptors block pain transmission signals. Opioid receptors are receptors on the surface of nerves that block transmission of pain. There are three types of opioid receptors, mu, kappa and delta, each of which produces analgesia. All marketed narcotic drugs interact with mu opioid receptors in the brain and spinal cord. When these central nervous system opioid receptors are activated with narcotics such as morphine, the perception of pain is reduced. However, activating these opioid receptors in the brain with narcotics often results in serious side effects such as sedation, decreased respiratory function and addiction. Because of the potential to cause addiction, drugs that are able to activate mu opioid receptors in the brain (narcotics) are regulated, or scheduled, under the Controlled Substances Act.

   Compounds that activate kappa opioid receptors in the brain also produce analgesia and sedation but are far less likely than narcotics to decrease respiratory function. Studies in animals and humans suggest that opioid drugs that activate the kappa receptors are unlikely to cause addiction. However, prototype kappa opioid compounds that were designed to work in the brain have produced adverse central nervous system side effects, including visual and auditory disturbances, unpleasant mood changes and hallucinations. These side effects have prevented the development of centrally-acting kappa analgesics that act on receptors in the central nervous system.

Our Approach To Pain Management

   Peripheral opioid analgesia. Scientists have shown that mu and kappa opioid receptors are present on nerve endings in the skin, joints and visceral organs. Activation of these opioid receptors, which are outside of the central nervous system, with mu or kappa opioid analgesics reduces pain related to injury or inflammation by decreasing pain transmission from the peripheral nerves into the spinal cord. Proof-of-concept studies in animals and humans have shown that small doses of morphine, applied locally to inflamed tissues such as skin, joints and eyes are effective in reducing pain. These findings demonstrate the effectiveness of stimulating peripheral mu opioid receptors to produce pain relief. These findings have created the opportunity for us to develop an entirely new class of analgesics that selectively stimulate opioid receptors in inflamed tissues but do not stimulate receptors in the central nervous system thereby avoiding central nervous system side effects. These pain medications are called peripheral opioid analgesics. Our peripheral opioid analgesics were effective in preclinical studies of itch, and our peripheral kappa opioid analgesics are effective in blocking the visceral pain originating from internal organs such as the bowel and cervix. In our preclinical studies, our peripheral opioid analgesics have delivered near complete pain relief without detectable side effects at therapeutic doses. Because our peripheral analgesics do not cross the blood-brain barrier and enter the brain at therapeutic doses, they do not cause addiction or other adverse central nervous system side effects. These peripheral analgesics should not cause sedation, decreased respiratory function or addiction. As a result, we expect that these analgesics will not be subject to regulation under the Controlled Substances Act.

   Peripheral opioid receptors in the GI tract. Just as there are opioid receptors on peripheral nerves that regulate the transmission of pain signals into the spinal cord, there are also opioid receptors in the GI tract that reduce bowel functions such as motility and water absorption. Stimulation of these bowel mu opioid receptors by narcotics causes constipation associated with narcotic bowel dysfunction. Scientists have shown that blocking these receptors with opioid receptor antagonist drugs during administration of narcotics prevents or reverses the effects of narcotic bowel dysfunction. These findings have created the opportunity to develop a new class of therapeutics called GI tract-restricted narcotic antagonists. GI tract-restricted narcotic antagonists, when co-administered with narcotics, block the side effects of the narcotics on the GI tract but do not block the narcotics' analgesia because the antagonists do not cross the blood-brain barrier.

   Development of peripherally-restricted products. We use our biological, chemical and analytical technology expertise to create proprietary peripheral opioid analgesics and GI tract-restricted narcotic antagonists. Within our analgesia program, we use computer-assisted chemical design technology and medicinal chemistry to synthesize compounds that do not readily pass the blood-brain barrier into the central nervous system. We then use cloned human mu, kappa and delta opioid receptors to select the compounds that are effective at very low concentrations and are highly specific for one receptor type (usually kappa) over other receptor types. We conduct preclinical studies to confirm the analgesic activity of the compounds and to confirm that the compounds are not passing through the blood-brain barrier to give central nervous system side effects. We have demonstrated in a number of preclinical trials of inflammatory and visceral pain that our peripherally restricted kappa analgesics are as effective as narcotics, such as morphine, without causing central nervous system side effects. In addition, we have demonstrated that our peripheral kappa analgesics are active in preclinical trials of itch. Similarly, we have shown in preclinical and clinical trials that our GI tract-restricted narcotic antagonists, including our lead compound ADL 8-2698, block the adverse side effects of narcotics on the GI tract without blocking analgesia.

   Itch sensations are carried by the same nerves that carry pain signals to the brain, and we have found that many of our peripherally-restricted analgesics are effective in treating itch in preclinical trials. These drugs may be effective as topical, injectable or oral medications for relieving itch in a wide variety of diseases including eczema and allergic dermatitis.

   Peripherally-active opioid analgesics may not be effective in relieving all types of pain. Therefore, the development of centrally-active opioid analgesics with reduced side effects is one of our longer-term goals. We believe that centrally-acting compounds have the ability to treat nerve damage pain and some cancer pain.

Our Strategy

   Our goal is to become the leading discoverer, developer and marketer of proprietary pain management pharmaceuticals. We plan to pursue this objective by implementing the following strategies:

   Pioneer the use of peripheral opioid receptors in pain management. We focus on clinical conditions that can be treated by either stimulating or blocking peripheral opioid receptors. These conditions include narcotic induced bowel dysfunction, inflammatory pain and itch and visceral pain. We have broad biological and chemical expertise to support drug discovery. Our leading technology includes our expertise in opioid receptors in analgesic pathways, cloned human opioid, orphan and chimeric receptors and the chemical synthesis of compounds that do not readily cross the blood-brain barrier. We are using our knowledge about opioid receptors to develop ADL 8-2698, ADL 2-1294, ADL 10-0101, ADL 10-0116 and ADL 1-0398, all of which are peripherally restricted opioid receptor compounds, for a variety of these clinical indications.

   Pursue clinical indications that allow rapid demonstration of efficacy. We try to expedite drug development by targeting pain management indications in which animal pharmacology experiments are predictive of efficacy in humans, established and reproducible clinical end points are available and relatively short and inexpensive clinical trials are possible and appropriate. For instance, in our peripheral kappa opioid analgesic program for inflammatory pain, we have chosen to examine clinical indications like post-surgical pain and burn pain rather than arthritis pain because the first two clinical indications can be tested in much shorter and less expensive clinical trials. We intend to study the arthritis pain indication at a later time.

   Develop and market our products effectively. We plan to maintain commercial rights in the United States for a number of our product candidates. We intend to market certain of our product candidates to surgeons, hospitals, oncologists and pain management specialists. In addition, we have established and will continue selectively to establish collaborations with pharmaceutical companies and leading academic institutions to enhance our research, development and commercialization activities. We have licensed topical ADL 2-1294 to an affiliate of SmithKline Beecham for treatment of dermal pain and itch. We believe our broad biological and chemical expertise to support drug discovery will continue to generate opportunities for collaborative arrangements.

   Manage risk by creating a portfolio of product candidates. We have a portfolio of product candidates in clinical development, each of which is being developed for multiple indications. We conduct multiple parallel clinical trials and examine multiple clinical indications on all of our product candidates. For example, ADL 8-2698 is being evaluated in parallel clinical trials for reversal of narcotic bowel dysfunction, treatment of post-surgical ileus and prevention of narcotic-induced nausea.

   Develop non-DEA regulated products. We develop product candidates that do not (unless used in combination with narcotics) contain regulated controlled substances. We believe this lack of regulation by the DEA will give our products a competitive advantage in markets like the out-patient care market in which non-addictive products are favored. For example, patients with mild-to-moderate pain are not routinely treated with narcotic analgesics because of the addictive potential of these regulated products. We believe our peripheral kappa analgesics will be effective in relieving pain and will not be regulated by the DEA.

Products in Development

   Our current product candidates according to clinical indication and stage of development are:

 Product Candidate (Mode of Delivery)        Clinical Indication      Development Stage
 ------------------------------------        -------------------      -----------------
 Reversal of Narcotic-Induced GI Side Effects
  GI Tract-Restricted mu Antagonists
 ADL 8-2698 (oral)                           Narcotic bowel           Phase II/III
                                             dysfunction
 ADL 8-2698 (oral)                           Post-surgical ileus      Phase II
 Treatment of Pain or Itch
  Peripherally Restricted kappa Analgesics
 ADL 10-0101 (injectable)                    Visceral/post-surgical   Phase II
                                             pain
 ADL 10-0101 (injectable)                    Traumatic injury pain    Phase I
 ADL 10-0101 (injectable)                    Dermal itch              Phase I
 ADL 10-0101 (topical)                       Ophthalmic itch          Preclinical
 ADL 10-0116 (oral)                          Inflammatory/visceral    Preclinical
                                             pain and itch
 ADL 1-0398 (oral)                           Inflammatory/visceral    Research
                                             pain and itch
  Peripherally Restricted mu Analgesics
 ADL 2-1294 (topical)                        Ophthalmic pain          Phase II
 ADL 2-1294 (topical)                        Dermal pain              Phase I
 ADL 2-1294 (topical)                        Dermal itch              Phase I
 ADL 2-1294 (injectable)                     Joint pain               Preclinical
  Central Analgesics
 ADL 8-2698 combination with narcotic (oral) GI side effect-free      Phase I
                                             narcotic
 ADL 1-0386 combination with narcotic (oral) Non-sedating narcotic    Research

GI-Restricted mu Antagonists

ADL 8-2698

   ADL 8-2698 is a peripherally-acting, GI tract-restricted mu opioid receptor antagonist. ADL 8-2698 is designed to block the adverse side effects of narcotics on the GI tract without blocking the beneficial analgesic effects. We are developing ADL 8-2698 to treat or prevent narcotic bowel dysfunction and ileus.

  Narcotic bowel dysfunction

   Coordinated rhythmic contractions of the intestines move the intestinal contents forward as a part of the normal digestive process.

                 [GRAPHIC depicting normal digestive process]

   When morphine or similar narcotic analgesics enter the intestines, they activate narcotic receptors and disrupt the normal rhythmic movements. The disruption may cause uncoordinated non-propulsive contractions or cramps. The dose of morphine required to disrupt bowel function is lower than the dose of morphine required to produce pain relief. The use of morphine can produce symptoms of narcotic bowel dysfunction that include hard, dry stools, straining with bowel movements and inability to completely evacuate the bowels. Patients may also experience abdominal cramping or spasms with bloating and abdominal distention. The discomfort associated with narcotic bowel dysfunction can be so severe as to limit dosing of the narcotic and therefore the degree of pain relief.

                [GRAPHIC depicting narcotic bowel dysfunction]

   When taken orally, ADL 8-2698 selectively blocks the intestinal narcotic receptors, restoring normal bowel function. Because only traces of ADL 8-2698 are absorbed from the bowel into the bloodstream, it is considered a GI tract-restricted narcotic antagonist. Narcotic analgesics are still absorbed normally into the blood stream and produce their desired analgesic effects in the brain.

[GRAPHIC depicting reversal of narcotic bowel dysfunction by ADL 8-2698.]

   Laxative and stool lubricant medications are used in an attempt to treat narcotic bowel dysfunction in patients receiving chronic narcotic therapy, but they are only fully effective in a limited patient population. Clinical trials and interviews with medical care givers indicate that as many as 80% of patients receiving chronic narcotic analgesics experience moderate to severe narcotic bowel dysfunction. Market research indicates that over 2.7 million patients receive chronic narcotics for pain. These patients comprise our potential population for the use of ADL 8-2698 to prevent or treat narcotic bowel dysfunction.

   Development stage. We have three Phase II/III clinical trials evaluating efficacy for narcotic bowel dysfunction in progress. We expect to complete enrollment for each Phase II/III clinical trial by mid-year 2000. The duration of each clinical trial is expected to be up to five weeks. Our studies are designed to further refine the optimal dose for reversing narcotic bowel dysfunction in patients receiving long-term treatment with oral narcotics.

   A total of 169 volunteers and patients have received ADL 8-2698 in the three Phase II and five Phase I clinical trials completed to date. Two of the Phase II trials were designed to identify the optimal dose of ADL 8-2698 for reversing severe narcotic bowel dysfunction in patients receiving chronic narcotic therapy. In these trials, ADL 8-2698 was found to effectively reverse narcotic bowel dysfunction in 100% of the patients, and the range of effective doses was clearly defined. Specifically, ADL 8-2698 was effective in all patients at a dose of 3 mg and was completely ineffective at a dose of 0.125 mg (P<0.01). At therapeutic doses, side effects were generally mild and consisted of those expected to occur during acute reversal of narcotic bowel dysfunction such as abdominal cramping, gas and nausea. After receiving a dose 12 times higher than the minimally effective dose, one patient developed severe abdominal cramps, diarrhea, nausea and vomiting. The third Phase II clinical trial demonstrated that ADL 8-2698 does not reverse pain relief produced by morphine after dental surgery (P=0.9). This high P value was a favorable response because it demonstrated that ADL 8-2698 did not cross the blood-brain barrier to block pain relief in the central nervous system.

   In three Phase I clinical trials, ADL 8-2698 reversed the adverse GI side effects of oral morphine (P<0.01), intravenous morphine (P<0.01) and oral loperamide (P<0.01). Two Phase I ascending dose safety and tolerance studies administered doses at least ten times greater than the expected therapeutic dose without producing serious adverse side effects. The highest dose in one study, 54 mg per day for four days, was associated with dose-limiting side effects of abdominal cramps, gas and loose bowel movements in one patient. All subjects in the other study tolerated the highest dose administered, 120 mg per day for three days. Side effects which did not limit dosing included loose bowel movements, gas, cramps, nausea and headaches.

  Post-surgical ileus

   Post-surgical ileus is a form of temporary bowel dysfunction that regularly follows abdominal surgery. Symptoms of post-surgical ileus include abdominal distention, nausea, vomiting, abdominal cramps and constipation. These symptoms may prevent eating and prolong recovery from surgery. After abdominal surgery, bowels generally resume normal function in three to five days. Clinical trials indicate that the use of narcotics to treat post-surgical pain delays recovery of normal bowel function by an average of one day. Since virtually all patients receive narcotics for pain relief after major surgery, current pain treatment may actually slow recovery, delay time until patients can eat, delay hospital discharge and therefore increase the cost of medical care. We believe ADL 8-2698 may result in considerable cost savings by speeding recovery from ileus, which may result in earlier discharge of patients from hospitals.

   There are no current effective treatments for post-surgical ileus or the effects of narcotics on ileus. Of the 30 million annual surgical procedures in the United States, market research indicates that more than nine million have an increased risk of post-surgical ileus. We believe that these patients will comprise the addressable market for an ADL 8-2698 post-surgical ileus product.

   Development stage. We have begun a Phase II clinical trial and expect to complete enrollment in the third quarter of 2000. In a preclinical trial, ADL 8-2698 reversed narcotic-induced delays in recovery of bowel function after abdominal surgery. These results suggest that ADL 8-2698 may speed recovery of bowel function after surgery.

Peripherally Restricted kappa Analgesics

   We use advanced chemical design technology to create proprietary topical, injectable and oral peripheral kappa opioid receptor-specific compounds that do not cross the blood-brain barrier at therapeutic doses. These compounds are significantly more effective than NSAIDs and are equally effective as narcotics in relieving inflammatory pain in preclinical trials. We expect to develop oral formulations to address broader markets in chronic inflammatory pain, such as prescription anti-arthritics. These markets include the anti-arthritic pain market that accounted for over $2.9 billion in United States prescription sales in 1999. We believe these peripheral kappa agonists will be the first opioid analgesics to address the pain of chronic inflammatory disease without producing adverse psychological effects associated with central kappa agonists, including visual and auditory disturbances, unpleasant mood changes and hallucinations. Preclinical studies show that our peripheral kappa agonists are particularly effective against visceral pain. Because of these preclinical results, we have begun clinical trials for the treatment of visceral pain in humans.

ADL 10-0101

   ADL 10-0101 is our first peripheral kappa analgesic product candidate. Preclinical trials suggest that ADL 10-0101 may be effective in treatment of inflammatory pain, itch and visceral pain. Because ADL 10-0101 does not readily cross the blood-brain barrier and enter the brain, we expect ADL 10-0101 to avoid central nervous system side effects at therapeutic doses.

  Visceral and post-surgical pain

   Visceral pain can be caused by inflammation or distention of abdominal organs as a result of surgical or diagnostic procedures or from acute or chronic disease. Preclinical data indicated that our peripheral kappa analgesics are more effective than narcotics for blocking pain in visceral organs. Data from the United States Center for Disease Control, or CDC, indicate that there are over 12 million annual cases of acute abdominal pain and 5.4 million GI endoscopy diagnostic office procedures that we believe will comprise our addressable patient population for an injectable ADL 10-0101 product.

   Development stage. We completed a Phase I clinical trial in the third quarter of 1999. In this study, the dose was increased until a dose-limiting adverse side effect was observed. At the highest dose, ADL 10-0101 produced visual and auditory disturbances, unpleasant mood changes and hallucinations. We began a Phase II clinical trial in patients, using doses below those which caused adverse side effects in volunteers, to evaluate efficacy of ADL 10-0101 in the treatment of visceral pain. We expect to complete enrollment by mid-year 2000.

  Traumatic injury pain

   Traumatic dermal injury pain may be caused by burns, abrasions or surgical procedures. Minor traumatic injury pain is currently treated with over-the-counter medications containing emollients or local anesthetics. Emollients are soothing but have little or no analgesic activity; local anesthetics have a relatively short duration of action and may be irritating to the skin. Moderate-to-severe traumatic injury pain is frequently treated with NSAIDs or narcotic analgesics. We believe that ADL 10-0101 may produce greater analgesia with fewer side effects than existing medications for inflammatory pain. Data from the CDC indicate that there are over 44 million annual cases of inflammatory pain that we believe will comprise the addressable market for an ADL 10-0101 product.

   Development stage. We recently began a Phase I clinical trial, using doses below those that cause adverse side effects in volunteers, to assess safety and preliminary efficacy of ADL 10-0101 for relieving burn pain. We expect to complete enrollment by mid-year 2000.

  Dermal itch

   Dermal itch results from eczema, allergic dermatitis, or exposure to harsh chemicals or plants. Minor dermal itch is currently treated with over-the-counter medications containing emollients, local anesthetics, antihistamines, or corticosteriods. Local anesthetics may be irritating to the skin and corticosteroids cause skin thinning and other adverse effects with chronic use. Moderate-to-severe itch is frequently treated with prescription corticosteroids or with oral antihistamines, both of which may cause serious side effects when used acutely or chronically, including sedation and adverse effects on the immune system and on the regulation of normal body hormones. We believe that ADL 10-0101 for dermal itch may produce greater relief with fewer side effects than existing medications. Data from the CDC indicate that there are over 14 million annual cases of dermal itch that we believe will constitute the addressable market for a dermal anti-itch product.

   Development stage. Preclinical trials indicate that ADL 10-0101 may be effective in treating itch. Based on these results, we recently began a Phase I clinical trial, using doses below those that cause adverse side effects in volunteers, to assess safety and preliminary efficacy of ADL 10-0101 for relieving dermal itch. We expect to complete enrollment by mid-year 2000. If our clinical trial shows that ADL 10-0101 is effective, we will develop a topical product.

  Ophthalmic itch

   Ophthalmic itch may be caused by allergies, colds, flu, inflammation, infection, surgery or exposure to irritants. Minor ophthalmic itch is currently treated with over-the-counter eye drops and allergy medications. More severe itch is treated with prescription corticosteroids, antihistamines or other anti-inflammatory drugs formulated as either eye drops or oral medications. Recent market research indicates that there are over 7.9 million patients annually who have eye itch from conjunctivitis, keratitis, uveitis or following ophthalmologic surgery. We believe these patients comprise our potential population for use of ADL 10-0101 to treat ophthalmic itch.

   Development stage. We have completed preclinical eye safety studies with an ophthalmic solution of ADL 10-0101. Based on these results, we plan to file an IND for this product in late 2000. If our clinical trial shows that ADL 10-0101 is effective, we will develop a topical product.

ADL 10-0116

  Chronic Inflammatory/Visceral Pain and Itch

   ADL 10-0116 is our second-generation peripheral kappa analgesic compound. In preclinical inflammatory pain trials, ADL 10-0116 demonstrated a long duration of action and high peripheral selectivity. In addition, ADL 10-0116 was shown to be active when administered orally. As an orally-active drug, ADL 10-0116 may expand the market that can be achieved with ADL 10-0101 by treating acute and chronic pain conditions in clinical indications where an injectable product would not be used.

   Moderate-to-severe pain often requires the use of narcotic analgesics. Preclinical data indicated that our peripheral kappa analgesics are as effective as narcotics for inflammatory pain and more effective than narcotics for blocking pain in visceral organs. Data from the CDC indicate that there are over 44 million patients who have chronic inflammatory musculoskeletal pain and 12 million cases of acute abdominal pain that we believe will constitute a portion of the addressable market for an oral peripheral kappa analgesic product.

   Development stage. This product candidate is in preclinical development.

ADL 1-0398

  Chronic inflammatory/visceral pain

   ADL 1-0398 is another second generation peripheral kappa analgesic similar to ADL 10-0116. The compound is active in multiple types of inflammatory pain in preclinical trials. In addition, ADL 1-0398 has greater peripheral restriction than other peripheral kappa analgesics.

   Development stage. This product candidate is in preclinical research.

Peripherally Restricted mu Analgesics

ADL 2-1294

   The active ingredient in all of our formulations containing ADL 2-1294 is loperamide, the same active ingredient in the over-the-counter anti-diarrheal product, Imodium(R) A-D. The compound patent for loperamide has expired, and we have secured method-of-use and formulation patents for a number of pain and itch indications. Loperamide, like morphine, is a potent mu opioid receptor stimulant. Unlike morphine, loperamide does not readily cross the blood-brain barrier to enter the central nervous system. The compound is also very poorly absorbed from the intestinal tract following oral administration. As a result, the compound does not cause sedation or depress respiratory function, is not considered to be addictive and is the only mu opioid agonist that is not scheduled as a controlled substance. When applied locally to sites of inflammation or irritation, ADL 2-1294 is as effective as morphine in preclinical models of inflammatory pain and is effective in preclincial trials for the relief of itch. Pain from burns and other dermal injuries was selected as the initial clinical target for topical formulations of ADL 2-1294. We are also evaluating ophthalmic and injectable formulations for treatment of pain. Based in part on data generated in our Phase I trials, an affiliate of SmithKline Beecham licensed the rights to develop and market ADL 2-1294 topical formulations for dermal itch and pain.

  Ophthalmic pain

   We are targeting ophthalmic pain that results from corneal abrasion or surgery. Eye drops containing corticosteroids or an anti-inflammatory NSAID are often used following corneal surgery or corneal abrasion but may inhibit wound healing and cause other adverse side effects. Our collaborators have demonstrated the efficacy of eye drops containing morphine for pain control following ophthalmic surgery. ADL 2-1294 activates the same receptors as morphine and has the competitive advantage that it is not a controlled substance and therefore will not have prescription restrictions. We believe that eye drops containing ADL 2-1294 will be more effective and produce fewer adverse side effects than current therapy. Data from the CDC indicate that there are 5.7 million annual cases of surgery on eyes or injury to the cornea that we believe will compose the addressable market for an ophthalmic peripheral mu analgesic product.

   Development stage. Our Phase II study demonstrated that ADL 2-1294 reduced the severity of pain following corneal abrasions and surgeries to a greater extent than placebo. ADL 2-1294 resulted in a 56% reduction of pain, but this effect was not statistically significant (P=0.12). In addition, a Phase II pilot study suggested that topical administration of ADL 2-1294 was as effective as topical morphine in reducing corneal pain. Some patients experienced transient stinging associated with administration of eye drops containing ADL 2-1294. We believe we can improve the efficacy of ADL 2-1294 by improving its formulation. Consequently, we intend to continue the clinical development of this product candidate.

  Dermal pain

   Dermal pain may be caused by trauma, burns, abrasions or surgical procedures. Minor dermal pain is currently treated with over-the-counter medications containing emollients or local anesthetics. Moderate-to-severe dermal pain is frequently treated with NSAIDs or narcotic analgesics. We believe that a topical formulation of ADL 2-1294 for dermal pain may produce greater analgesia with fewer side effects than existing medications. Data from the CDC indicate that there are 14.5 million annual cases of dermal pain requiring emergency room treatment that we believe will comprise our potential patient population for a topical ADL 2-1294 dermal analgesic product.

   Development stage. Topically applied ADL 2-1294 was determined to be safe and had preliminary analgesic efficacy in burn pain (P<0.05) in our Phase I safety and efficacy burn pain trials. These two Phase I studies demonstrated statistically significant analgesic efficacy in burn pain (P<0.05) without dermal or systemic side effects. We initiated a Phase II study evaluating efficacy in treating pain associated with skin graft surgery but stopped the study because of slow enrollment.

   Based in part on preliminary data generated in our Phase I trials, an affiliate of SmithKline Beecham licensed the rights to develop and market ADL 2-1294 topical formulations for dermal pain.

  Dermal itch

   Dermal itch results from eczema, allergic dermatitis, or exposure to harsh chemicals or plants. Minor dermal itch is currently treated with over-the-counter medications containing emollients, local anesthetics, antihistamines, or corticosteriods. Local anesthetics may be irritating to the skin and corticosteroids cause skin thinning and other adverse effects with chronic use. Moderate-to-severe itch is frequently treated with prescription corticosteroids or with oral antihistamines, both of which may cause serious side effects when used acutely or chronically, including sedation and adverse effects on the immune system and on the regulation of normal body hormones.

   We believe that a topical formulation of ADL 2-1294 for dermal itch may have greater efficacy and produce fewer side effects than existing medications. ADL 2-1294 may be prepared in different formulations for use in both the prescription and over-the-counter drug markets. Data from the CDC indicate that there are 14 million annual cases of chronic dermal itch that we believe will comprise our potential patient population for a dermal ADL 2-1294 anti-itch product.

   Development stage. Based in part on preliminary data generated in our Phase I trials, an affiliate of SmithKline Beecham licensed the rights to develop and market ADL 2-1294 formulations for a topical ADL 2-1294 dermal anti-itch product.

  Joint pain

   Joint pain after arthroscopic surgery limits mobility and recovery. Injection of morphine into a joint can reduce pain and speed recovery from arthroscopic surgery. ADL 2-1294 demonstrated analgesic efficacy in preclinical studies of joint pain. We have incorporated ADL 2-1294 into two prototypic formulations suitable for delivery to joints following surgical procedures. These formulations may also provide benefits after injection into painful inflamed joints as an alternative to cortisone therapy. In addition, preclinical safety studies found no dose-limiting side effects that would prevent advancement into clinical development. Recent market research indicates that, in the United States, there are 1.1 million outpatient arthroscopic knee surgical procedures and 2.7 million patients who receive local injections of corticosteroids for joint pain that we believe will comprise our potential patient population for a long acting analgesic ADL 2-1294 injectable product.

   Development stage. This product is in preclinical development.

Central Analgesics

   We expect centrally-acting narcotics to be more effective than peripheral opioid analgesics in a number of non-inflammatory painful conditions such as nerve damage or neuropathic pain as well as most cancer pain. However, narcotics have dose-limiting side effects that limit their effectiveness. One of our longer-term goals is to use our technology to create centrally-acting narcotic analgesics with significantly fewer side effects or greater efficacy to more effectively treat non-inflammatory indications that would be particularly responsive to narcotics. We are developing two narcotic combination products that we expect to have fewer narcotic side effects. We believe these products will provide significant advances on current narcotic therapy.

ADL 8-2698 Combination With Narcotic

  GI side effect-free narcotic analgesic

   Acute nausea or vomiting occurs in up to 33% of patients who receive oral narcotics and in up to 80% of patients who receive injectable narcotics following surgery or trauma. This is due in part to direct effects of narcotics on the GI tract. Data from a Phase I clinical trial suggested that ADL 8-2698 may reduce the severity of nausea caused by morphine. We believe that a combination of ADL 8-2698 with a short acting oral narcotic analgesic, in a fixed dose, will produce a new narcotic analgesic combination product that produces less nausea than currently available narcotic analgesics.

   Recent market research shows that there were 34 million units of oral prescription narcotics sold at the wholesale level in 1999 that were intended for the treatment of acute or chronic pain, each of which contained sufficient medication for one to 20 prescriptions at the retail level.

   Development stage. A Phase I clinical trial suggested a trend for reduced severity of morphine-induced nausea, but the difference was not statistically significant (P=0.07). We recently began a larger Phase I clinical trial and expect to complete enrollment by mid-year 2000.

ADL 1-0386 Combination With Narcotic

  Non-sedating narcotic analgesic

   Sedation and decreased mental function are dangerous side effects of current narcotic analgesics. Preclinical data indicates that ADL 1-0386 blocks the sedation produced by morphine and centrally active kappa analgesics without blocking the analgesic effects of these drugs. It also blocks the sedation produced by other classes of sedating drugs. Unlike our other analgesic and narcotic antagonist compounds, ADL 1-0386 does not stimulate or block brain or peripheral opioid receptors. We believe that a combination product containing ADL 1-0386 and a narcotic analgesic could be used in all instances where oral narcotic drugs are used to treat acute or chronic pain conditions, including non-inflammatory neuropathic or nerve damage pain and cancer pain.

   Development stage. This product candidate is in preclinical research.

Commercialization

   We have developed a balanced commercialization strategy that combines utilizing strategic alliances with major pharmaceutical partners to access broad distribution networks or markets outside the United States, with maintaining commercial rights within the United States to certain focused distribution networks where a relatively small sales force can be effective. We intend to develop a sales and marketing management team and may use a contract sales force for marketing certain of our products to surgeons, hospitals, oncologists and pain management specialists.

Our Strategic Relationships

   We pursue strategic relationships that are intended to offer us independence and flexibility in the development and commercialization of our products. We have chosen to license technology to major pharmaceutical companies that have broad marketing capabilities in therapeutic areas outside of our focus and to companies in geographic areas where we do not expect to have direct sales capabilities.

  SmithKline Beecham Affiliate

   In July 1999, we licensed worldwide rights (excluding South Korea and North Korea) to the development and commercialization of our product candidate ADL 2-1294 to SB Pharmaco Puerto Rico Inc., an affiliate of SmithKline Beecham plc, for the topical indications of dermal pain and itch. We retain the prescription rights to ADL 2-1294 for certain topical dermal indications as well as rights outside the topical dermal field, including ophthalmic, mucosal, post-surgical and joint pain indications.

   Under the license agreement, we received a $500,000 up-front license fee. In the event that ADL 2-1294 receives regulatory approval in the United States, the European Union and Japan for a total of at least six clinical indications and is successfully launched commercially in prescription and over-the-counter forms in each of those jurisdictions, we would be entitled to up to $38.5 million of milestone payments prior to 2018. We could also earn additional milestone payments of up to $6.0 million in the event that an additional six indications using ADL 2-1294 are developed and approved for sale in the United States, the European Union or Japan. Achieving these milestones is subject to numerous uncertainties, including risks related to product development and testing, regulatory approval and market acceptance. In addition, we will receive royalties based on product sales, if any. SB Pharmaco will be responsible for all development costs.

   SB Pharmaco can terminate the agreement on a country by country basis, in its entirety, or on a product by product basis if it determines that the product is not marketable in a specified territory. Upon termination in this circumstance, all of the rights granted to SB Pharmaco under the license agreement in the relevant country or for the relevant product will terminate and revert to us.

   In connection with this collaboration, S.R. One, Limited, an affiliate of SmithKline Beecham purchased $2.5 million in series F mandatorily redeemable preferred stock, and we granted S.R. One a warrant to purchase shares of preferred stock convertible into an aggregate of 27,778 shares of common stock for an aggregate exercise price of $125,000. The warrant is currently exercisable and expires on the earlier to occur of the closing of an initial public offering of our shares of common stock or August 24, 2004. S.R. One also agreed to purchase an additional $500,000 of our capital stock upon the successful completion of the second pivotal clinical trial for the first prescription or over-the-counter product candidate under our license agreement with SB Pharmaco.

  Kwang Dong Pharmaceutical Company, Ltd.

   In November 1997, we licensed rights to the development and commercialization of our product candidate ADL 2-1294 to Kwang Dong Pharmaceutical Company, Ltd. for the indication of topical dermal pain in South Korea and North Korea. Kwang Dong has a right of first refusal to acquire a license for other routes of administration of ADL 2-1294 in South Korea and North Korea.

   Under the license agreement and a stock purchase agreement, we received a $1.2 million equity investment, and we may receive up to an aggregate $800,000 from milestone payments upon the satisfaction of certain clinical and regulatory milestones. In addition, we will receive royalties based on product sales, if any, in South Korea and North Korea. Kwang Dong will be responsible for all development costs.

  Roberts Laboratories Inc.

   In June 1998, we entered into a license agreement with Roberts Laboratories Inc. under which we licensed the compound that is the basis of our ADL 8-2698 product candidates. Roberts recently merged with Shire Pharmaceuticals, plc. Roberts had licensed the compound from Eli Lilly and Company in November 1996. The license agreement affords us an exclusive worldwide license to make, use, sell or import the compound, subject to certain rights of Eli Lilly.

   Under the license agreement, we paid a $300,000 up-front license fee to Roberts, and Roberts is entitled to receive milestone payments upon the satisfaction of certain clinical and regulatory milestones. In addition, we are required to pay Eli Lilly a milestone payment on behalf of Roberts. Both Roberts and Eli Lilly will receive royalties based on product sales, if any. We will be responsible for all development costs. In 1999, we paid $300,000 to Roberts to exercise certain licensing rights as defined in the agreement. We may pay up to $1.9 million in additional future milestone payments under this agreement.

   The agreement expires upon the later of either the life of the last to expire of Lilly's patents encompassing the licensed compound or fifteen years from November 5, 1996. Upon termination of the agreement, we cannot make, use or sell any compound or product, but we may sell whatever stock of the compound we have on hand at the time. In this circumstance we would have to make royalty payments provided for in the agreement.

  Other relationships

   We have licensed technology from academic institutions and entities including the University of California at Los Angeles, the University of California at San Diego and the University of Minnesota.

   We licensed from the University of California at Los Angeles the right to use cloned delta opioid receptors to discover new drugs. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2016.

   We licensed from the University of California at San Diego the right to develop and commercialize ADL 2-1294, loperamide, as a peripheral opioid analgesic for pain. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2015.

   We licensed from the University of Minnesota the right to develop and commercialize peripheral kappa analgesics discovered at the University of Minnesota. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2017.

Intellectual Property

   We seek United States and international patent protection for major components of our technology. We also rely on trade secret protection for certain of our confidential and proprietary information, and we use license agreements both to access external technologies and assets and to convey certain intellectual property rights to others. Our commercial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property portfolio.

   As of February 1, 2000, we had exclusive rights to 61 issued patents, 28 of which are United States patents, and 132 patent applications, 16 of which are United States patent applications, relating to technologies used in our business.

   We have or have licensed patents related to (i) ADL 2-1294, (ii) peripheral kappa analgesics, (iii) ADL 8-2698 and (iv) opioid receptors. The patents related to ADL 2-1294 expire between 2015 and 2018. The patents related to kappa receptors expire between 2016 and 2019. The patents related to ADL 8-2698 expire between 2008 and 2013. The patents related to opioid receptors expire in 2016.

   The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions. Our business could be hurt by any of the following:

  . the pending patent applications to which we have exclusive rights may not result in issued patents;

  . the claims of any patents which are issued may not provide meaningful protection;

  . we may not be successful in developing additional proprietary technologies that are patentable;

  . patents licensed or issued to us or our customers may not provide a basis for commercially viable products or provide us with any competitive advantages and may be challenged by third parties; and

  . others may have patents that relate to our technology or business.

   In addition, patent law relating to the scope of claims in the technology field in which we operate is still evolving. The degree of future protection for some of our rights, therefore, is uncertain. Furthermore, others may independently develop similar or alternative technologies, duplicate any of our technologies, and if patents are licensed or issued to us, design around the patented technologies licensed to or developed by us. In addition, we could incur substantial costs in litigation if we have to defend ourselves in patent suits brought by third parties or if we initiate such suits.

   Enactment of legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of issuance. The new term of United States patents will commence on the date of issuance and terminate 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a 20-year term from the effective date of filing may result in a substantially shortened period of patent protection which may harm our patent position. If this change results in a shorter period of patent coverage, our business could be harmed to the extent that the duration and level of the royalties we are entitled to receive from our partners are based on the existence of a valid patent covering the product subject to the royalty obligation.

   With respect to proprietary know-how that is not patentable and for processes for which patents are difficult to enforce, we rely on trade protection and confidentiality agreements to protect our interests. We believe that several elements of our drug discovery system involve proprietary know-how, technology or data that are not covered by patents or patent applications. We have taken security measures to protect our proprietary know-how and technologies and confidential data and continue to explore further methods of protection. While we require all employees, consultants and customers to enter into confidentiality agreements, we cannot be certain that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, or that we can meaningfully protect our trade secrets. In the case of arrangements with our customers that require the sharing of data, our policy is to make available to our customers only such data as is relevant to our agreements with such customers, under controlled circumstances, and only during the contractual term of those agreements, and subject to a duty of confidentiality on the part of our customer. However, such measures may not adequately protect our data. Any material leak of confidential data into the public domain or to third parties may cause our business, financial condition and results of operations to be harmed.

   We are a party to various license agreements that give us rights to use technologies and biological materials in our research and development processes. We may not be able to maintain such rights on commercially reasonable terms, if at all. Failure by us to maintain such rights could harm our business.

Manufacturing

   We have no manufacturing facilities. We contract with qualified third parties for the manufacture of bulk active pharmaceutical ingredients and production of clinical/commercial supplies. The ingredients and supplies comply with standard certified good manufacturing practices procedures reviewed by the FDA (cGMPs). We have entered into an agreement with Oread Laboratories, Inc. under which Oread will manufacture ADL 8-2698 for trial and commercial uses. We maintain confidentiality agreements with potential and existing contract manufacturers for both active drug and formulated product in order to protect our proprietary rights. Earlier stage new chemical entities are synthesized in our laboratories, and scaleup quantities and good manufacturing practices materials for preclinical toxicology evaluations are conducted by qualified third parties in strict compliance with cGMPs.

Government Regulation

   In the United States, pharmaceutical products intended for therapeutic or diagnostic use in humans are subject to rigorous FDA regulation. The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years and require the expenditure of substantial resources. There can be no assurance that any product will receive FDA approval on a timely basis, if at all.

   The drug approval process

   The usual steps required before a new pharmaceutical product for use in humans may be marketed in the United States include:

  . preclinical studies,

  . submission to the FDA of an Investigational New Drug application (IND), which must become effective before human clinical trials commence,

  . adequate and well-controlled human clinical trials to establish the safety and efficacy of the product,

  . submission to the FDA of a New Drug Application (NDA), and

  . FDA approval of the NDA prior to any commercial sale or shipment of the product.

   Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as preclinical studies, to assess the potential safety and efficacy of the product. The results of the preclinical studies are submitted to the FDA as a part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or otherwise responds to, an IND, the IND becomes effective 30 days following its receipt by the FDA.

   Human clinical trials are typically conducted in three sequential phases that may overlap:

  . Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In addition, it is sometimes possible to assess efficacy in Phase I trials for analgesia.

  . Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

  . Phase II/III: Data from Phase II clinical trials can be considered to fulfill Phase III criteria in certain situations. This can occur when a dose tested in a Phase II study is proven to be the optimal dose and this dose is also statistically more effective than placebo. Classification of the data as Phase III can only be determined after the study is complete, the data analyzed and presented to the FDA for review.

  . Phase III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

   Scientists use statistical techniques to compare responses produced by drugs versus placebos in clinical trials of drug effectiveness. Statistical analyses estimate the probability that a positive effect is actually produced by our drug. This probability is expressed as a "P-value" which refers to the likelihood that a drug response occurred just "by chance." When a P-value is reported as P<0.05, the probability that the drug produced its effect "by chance" is less than 5% and the probability that the drug produced a reproducible positive effect is greater than 95%. When a P-value is reported as P<0.01, the probability that the drug produced the positive effect is greater than 99%. These values are reported in several instances above to indicate how certain we are that we have obtained beneficial responses in our clinical drug trials. P-values greater than 0.05 and equal to or less than
0.10 are generally not considered statistically significant by themselves but may indicate a strong trend in data that provides support for further clinical research.

   Efficacy studies for analgesics

   Analgesic efficacy can initially be assessed in Phase I clinical trials. Human experimental pain models represent an important link between preclinical research and clinical trials in patients. We use validated human experimental pain models, such as the burn pain model, to evaluate efficacy of our products during some of our Phase I clinical trials. Historical results from preclinical and earlier clinical trials may not be predictive of the results of later trials.

   For analgesic drugs, Phase II efficacy studies have sometimes served as pivotal studies. Phase III studies for these products normally focus greater attention on safety in larger patient populations rather than on efficacy. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of our products subject to such testing. Furthermore, the FDA may suspend clinical trials at any time if there is concern that the participants are being exposed to an unacceptable health risk.

   The results of pharmaceutical development, preclinical studies, and clinical trials are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the product. The FDA may require additional testing or information before approving the NDA. The FDA may deny an NDA approval if safety, efficacy, or other regulatory requirements are not satisfied. Moreover, if regulatory approval of the product is granted, such approval may require post-marketing testing and surveillance to monitor the safety of the product or may entail limitations on the indicated uses for which the product may be marketed. Finally, product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

   Other regulatory requirements

   The FDA mandates that drugs be manufactured in conformity with GMP regulations. If approval is granted, requirements for labeling, advertising, record keeping and adverse experience reporting will apply. Failure to comply with these requirements could result, among other things, in suspension of regulatory approval, recalls, injunctions or civil or criminal sanctions. We may also be subject to regulations under other federal, state, and local laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Clean Air Act, national restrictions on technology transfer, and import, export, and customs regulations. In addition, any of our products that contains one of our product candidates in combination with narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution and physician prescribing procedures. There can be no assurance that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on our current and anticipated operations.

   Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.

   The Controlled Substances Act imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. A pharmaceutical product may be "scheduled" as a
Schedule I, II, III, IV or V substance, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest.

Competition

   Our success will depend, in part, upon our ability successfully to achieve market share at the expense of existing and established products in the relevant target markets. We believe that our ability to compete successfully is based on our technical expertise in peripheral opioid analgesia and our ability to maintain advanced scientific technologies, to develop a differentiated product pipeline, to obtain successful regulatory approval for novel pain management pharmaceuticals, and to sustain patent protection for our portfolio.

   Many companies currently sell either generic or proprietary narcotic formulations. In addition, a number of technologies are being developed to increase narcotic potency as well as to provide alternatives to narcotic therapy for pain management, several of which are in clinical trials or are awaiting approval from the FDA. Several companies and one university are developing new products for the treatment of narcotic induced bowel dysfunction or chronic constipation.

   In addition, Merck KGaA is developing asimadoline (Phase II) as a peripherally selective kappa opioid analgesic for the treatment of pain associated with rheumatoid arthritis.

   There may be additional competitors or products under development which we have not listed above or of which we are not aware.

Human Resources

   As of January 18, 2000, we had 34 full-time employees and one part-time employee, including ten employees with Ph.D. or M.D. degrees. Twenty-four of our employees are engaged in research and development activities at our laboratory facility. Most of our senior management and professional employees have had prior experience in pharmaceutical or biotechnology companies. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

Facilities

   We currently occupy 24,340 square feet of leased office and laboratory space in Malvern, Pennsylvania. The lease expires in November 2001. We believe the current facility will be adequate to meet our near-term space requirements. As we continue the development of our product candidates and establish sales and marketing capabilities in anticipation of the commercialization of our product candidates, we expect to expand our facility. We believe that suitable additional space will be available to use, when needed, on commercially reasonable terms.

Legal Proceedings

   We are not a party to any legal proceedings.

                                  MANAGEMENT
-------------------------------------------------------------------------------

   The following table provides information, as of January 31, 2000, regarding our directors and executive officers:

Name                            Age                    Title
----                            ---                    -----
John J. Farrar.................  55 President, Chief Executive Officer and
                                    Director
Randall L. Carpenter...........  46 Vice President, Clinical Research &
                                    Development and Regulatory Affairs
Deanne D. Garver...............  42 Vice President, Preclinical Development and
                                    Projects Management
Alan L. Maycock................  58 Vice President, Exploratory Research and
                                    Drug Discovery
Gwen A. Melincoff..............  47 Vice President, Business Development
Peter J. Schied................  57 Vice President, Chief Financial Officer and
                                    Secretary
Frank Baldino, Jr.(2)..........  46 Director
Ellen M. Feeney(1).............  40 Director
David M. Madden(1).............  37 Director
C. Christopher Moller(1).......  46 Director
Claude H. Nash(2)..............  56 Director
Robert T. Nelsen(2)............  36 Director

---------------------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   John J. Farrar, Ph.D. Dr. Farrar joined us as our President, Chief Executive Officer and a Director in November 1994. Previously, Dr. Farrar was Senior Vice President and Director of Biological Research at the Research Division of Sterling Winthrop Pharmaceuticals, and had responsibility for approximately 225 scientists conducting drug discovery research. Prior to that, Dr. Farrar was Group Director of Biological Research at Hoffman-LaRoche and oversaw research programs in the areas of immunology, cancer and virology. Dr. Farrar received a B.A. in Zoology and an M.S. in Microbiology from Miami University and a Ph.D. in Microbiology/Immunology from the University of Notre Dame.

   Randall L. Carpenter, M.D. Dr. Carpenter joined us as our Vice President of Clinical Research & Development and Regulatory Affairs in November 1998. From April 1997 to November 1998, he was Director and Associate Director of Clinical Research, Astra, U.S.A. and Astra Pain Control, Sweden, and was responsible for the Anesthesia, Pain Management and Intensive Care divisions where he supervised a portfolio of 23 drugs and was medically responsible for 19 clinical trials, two NDAs and seven supplemental NDAs. From November 1994 to April 1997, Dr. Carpenter was an Associate Professor in the Department of Anesthesia at the Bowman Gray School of Medicine of Wake Forest University. Dr. Carpenter holds an adjunct faculty position in the Department of Anesthesiology at Duke University Medical Center. Dr. Carpenter received an M.D. from the University of Michigan Medical School.

   Deanne D. Garver, Ph.D. Dr. Garver joined us as our Vice President, Preclinical Development and Projects Management in July 1998. From March 1995 to July 1998, she was Associate Project Director, Cardiopulmonary Project Management, at SmithKline Beecham Pharmaceuticals, where she led project teams through clinical trials in Phases I-III and was responsible for development strategy and operational plans for therapeutic approaches to asthma and chronic obstructive pulmonary disease and for anticoagulation drugs.
Dr. Garver received a B.A. in Biology and Chemistry from the College of Notre Dame of Maryland and a Ph.D. in Medicinal Chemistry from the Medical College of Virginia at Virginia Commonwealth University.

   Alan L Maycock, Ph.D. Dr. Maycock joined us as our Vice President of Exploratory Research and Drug Discovery in January 1995. From April 1988 to January 1995, Dr. Maycock worked at the Research Division of

Sterling Winthrop Pharmaceuticals, where, during the last year of his employment he was Senior Director of Biochemistry and directed drug discovery programs targeted at specific enzymes and receptors in several therapeutic areas, including inflammation, the central nervous system and immunomodulation. From 1974 to 1988, Dr. Maycock held various positions at Merck Sharp & Dohme Research Laboratories, most recently as Associate Director of Inflammation Research. Dr. Maycock received a B.A. in Chemistry from Harvard College and an M.S. and Ph.D. in Organic Chemistry from MIT.

   Gwen A. Melincoff. Ms. Melincoff joined us as our Vice President, Business Development in January 1999. From October 1994 to January 1999, she was Director of Business Development at NanoSystems, a subsidiary of Eastman Kodak and, after October 1998, a division of Elan Corporation, plc, where she was responsible for identifying and implementing the marketing and business development strategies. Ms. Melincoff received a B.S. in Biology from George Washington University and a M.S. in Management--Health Care Administration from Penn State University.

   Peter J. Schied. Mr. Schied joined us as our Vice President, Chief Financial Officer and Secretary in June 1997. From March 1993 to May 1997, he was Chief Financial Officer and Vice President of Finance for Transcell Technologies, Inc., a healthcare services company. Mr. Schied previously held senior level finance positions for healthcare companies including Greenwich Pharmaceuticals, Inc., Foster Medical Corporation, Rorer Group, Inc., International Division and Bristol-Myers Company, International Division. Mr. Schied received a B.S. in Engineering and an M.B.A. in Finance and International Business from Drexel University.

   Frank Baldino, Jr., Ph.D. Dr. Baldino joined us as a Director in March 1996. Dr. Baldino is the founder of Cephalon, Inc. a biotechnology company involved in the development of therapeutics for neurological disorders, sleep disorders and cancer. He has served as President, Chief Executive Officer and a Director of Cephalon since that company's inception in 1987. Dr. Baldino holds adjunct academic appointments, including Adjunct Professor of Pharmacology at Temple University Medical School, Adjunct Professor of Physiology and Biophysics and Adjunct Professor of Neurology at Hahnemann University Hospital. He currently serves as a Director of ViroPharma, Inc., Pharmacopeia, Inc., The Jackson Laboratory and the Biotechnology Industry Organization. Dr. Baldino received a Ph.D. in Pharmacology from Temple University and a B.S. in Biology from Muhlenberg College.

   Ellen M. Feeney. Ms. Feeney joined us as a Director in November 1994. Ms. Feeney is a private investor who focuses on investments in the life sciences area. From 1989 to 1999, she was a General Partner of Weiss, Peck & Greer Venture Partners. Prior to that, she was a partner of Hambrecht & Quist Life Science Ventures. She serves as a Director of several privately-held companies. Ms. Feeney received a B.S. in Biology from Duke University and an M.S. in Human Genetics from the University of California.

   David M. Madden. Mr. Madden joined us as a Director in January 2000. He has been a Managing Member of Pharmaceutical Partners, LLC, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, since 1997. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company, that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to Marion Merrill Dow during part of 1995. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

   C. Christopher Moller, Ph.D. Dr. Moller joined us as a Director in February 1996. Dr. Moller has been a Managing Director of TL Ventures since 1995, and its predecessor funds since 1990, where he works extensively with early-stage life sciences and bioinformatic companies providing business, technical and strategic consulting. Dr. Moller currently serves on the boards of Assurance Medical, eMerge Interactive, Inc., Genomics Collaborative, OraPharma, Inc., and Who? Vision Systems, Inc. and several privately-held companies. Dr. Moller has a B.A. in Chemistry from Pomona College and a Ph.D. in Immunology from the University of Pennsylvania.

   Claude H. Nash, Ph.D. Dr. Nash joined us as a Director in January 2000. He has served as Chief Executive Officer, President and a Director of ViroPharma Incorporated since that company's inception in 1994.

From 1983 to 1994, Dr. Nash served as Vice President, Infectious Disease and Tumor Biology at Schecing-Plough Research Institute. Dr. Nash has a B.S. in Biology and Chemistry from Lamar University, an M.S. in Microbiology and a Ph.D. in Microbial Genetics and Biochemistry from Colorado State University.

   Robert T. Nelsen. Mr. Nelsen has been a Director since our inception. Since July 1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was a Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen serves on the board of directors of Caliper Technologies Corp., a publicly held, lab-chip systems developer and manufacturer, and several privately-held companies. He received a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

   On March 27, 2000, we entered into an employment agreement with Mr. Andrew Reddick, under which he will serve as our Senior Vice President of Commercial Operations and Chief Operating Officer. We expect Mr. Reddick to start work with us on May 1, 2000.

Composition of Board of Directors

   Currently we have seven members on our Board of Directors. Each of our directors was elected in accordance with provisions of our Certificate of Incorporation. Ms. Feeney and Mr. Nelsen were nominated to our Board of Directors by holders of our series A mandatorily redeemable convertible preferred stock and Mr. Moller was nominated to our Board of Directors by holders of our series B mandatorily redeemable convertible preferred stock. Upon the closing of this offering the provisions of our Certificate of Incorporation pursuant to which Ms. Feeney and Messrs. Nelsen and Moller were elected will terminate.

Scientific Advisors

   We have established relationships with leading scholars in the fields of chemistry, molecular biology, pharmacology and preclinical development. Our scientific advisors consult on matters relating to the development of the products described elsewhere in this prospectus. Our scientific advisors are reimbursed for their reasonable expenses and may also receive options to purchase shares of our common stock. Our scientific advisors are:

Advisor                  University Affiliation              Professional Concentration
-------                  ----------------------              --------------------------
Thomas Burks, Ph.D.      University of Texas                 Opioid Pharmacology
Jerry Collins, Ph.D.     Yale University                     Pharmacology
Alan Cowan, Ph.D.        Temple University                   Pharmacology
James Eisenach, M.D.     Wake Forest University              Pharmacology
Mary Jeanne Kreek, M.D.  The Rockefeller University          Molecular Neurobiology
Mark Wentland, Ph.D.     Rennselaer Polytechnic Institute    Chemistry
Tony Yaksh, Ph.D.        University of California, San Diego Pharmacology
Lei Yu, Ph.D.            University of Cincinnati            Molecular Biology

Clinical Advisors

   We have established relationships with leading scholars who consult on matters relating to clinical trial design, marketing and regulatory issues.
Our clinical advisors are reimbursed for their reasonable expenses and may also receive options to purchase shares of our common stock. Our clinical advisors are:

Advisor                  University Affiliation              Professional Concentration
-------                  ----------------------              --------------------------
James Eisenach, M.D.     Wake Forest University              Pain Management
Rosemarie Fisher, M.D.   Yale University                     Gastroenterology
Thomas Garvey, M.D.      George Washington University        Clinical Trial Design/
                                                             FDA Requirements
Jerry Jaffe, M.D.        University of Maryland              Opioid Pharmacology/Addiction
Henrik Kehlet, M.D.,
 Ph.D.                   Hvidovre University, Denmark        Surgical Recovery/Outcome
Mary Jeanne Kreek, M.D.  The Rockefeller University          Gastroenterology

Committees Of The Board

   The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers and administers our equity compensation plans. The current members of the compensation committee are Messrs. Baldino, Nash and Nelsen.

   The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Ms. Feeney and Messrs. Madden and Moller.

Director Compensation And Other Arrangements

   We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. We also have granted stock options to each member of our board of directors.

Compensation Committee Interlocks And Insider Participation

   Mr. Nelsen, a member of the board of directors of ARCH Venture Partners, is a member of our compensation committee. See "Certain Transactions" for a description of transactions between ARCH Venture Fund III, L.P., an affiliate of ARCH Venture Partners, and us.

Executive Compensation

   The following table sets forth the total compensation earned by our chief executive officer and each of our most highly compensated executive officers, other than the chief executive officer, who earned more than $100,000 during the fiscal year ended December 31, 1999.

                          Summary Compensation Table

                                                                   Long-Term
                                      Annual                      Compensation
                                   Compensation                      Awards
                                 ----------------                 ------------
                                                                     Shares
                                                       Other       Underlying
Name and Principal Position       Salary   Bonus  Compensation(1)   Options
---------------------------      -------- ------- --------------- ------------
John J. Farrar.................. $211,319 $21,305     $7,210        122,779
 President, Chief Executive
 Officer and Director

Randall L. Carpenter............  183,462      --     25,723         31,219
 Vice President, Clinical
 Research & Development and
 Regulatory Affairs

Deanne D. Garver................  132,500   9,730         --         25,895
 Vice President, Preclinical
 Development and Projects
 Management

Alan L. Maycock.................  153,935      --         --         64,153
 Vice President, Exploratory
 Research and Drug Discovery

Peter J. Schied.................  158,222   6,948         --         52,007
 Vice President, Chief Financial
 Officer and Secretary

---------------------
(1) Consists of life insurance premiums paid by us for Dr. Farrar and temporary living expenses paid by us for Dr. Carpenter.

Employment agreements

   In October 1994, we entered into an at will employment agreement, an employment agreement that permits us to terminate the employee at any time, with Dr. Farrar in connection with which he purchased 503,644 shares of our common stock for $1,150. Under the terms of the employment agreement, either party can terminate the employment relationship at any time without any continuing obligation. Dr. Farrar is eligible for an annual performance bonus based on our attaining goals and objectives established by the Board of Directors. We will use all reasonable good faith efforts to allow Dr. Farrar the opportunity to maintain at least a 5% interest in the Company.

   In January 1995, we entered into an at will employment agreement with Dr. Maycock, in connection with which we granted him options to purchase 77,777 shares of our common stock at an exercise price of $.113 per share. Dr. Maycock is eligible for an annual performance bonus based on our attaining goals and objectives established by our Board of Directors. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. Dr. Maycock is entitled to a $15,000 one-time severance payment if we terminate his employment with us, subject to certain qualifications with respect to the financial condition of Adolor.

   In May 1997, we entered into an at will employment agreement with Mr. Schied, in connection with which we granted him options to purchase 111,111 shares of our common stock at an exercise price of $.315 per share. We provide Mr. Schied with term life insurance equal to two times his base salary. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. If we terminate Mr. Schied pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Schied at his then current base salary rate for six months following such termination. We may defer these severance payments in certain circumstances.

   In March 2000, we entered into an at will employment agreement with Mr. Reddick, in connection with which we have agreed to grant him options to purchase 244,444 shares of our common stock at an exercise price of $6.00 per share. The options are contingent on Mr. Reddick being an employee of ours. We anticipate we may record a total compensation charge over the four year vesting period of the option based on the fair value of our common stock on the date Mr. Reddick commences employment. We expect Mr. Reddick to start work with us on or about May 1, 2000. Mr. Reddick will receive a salary of $20,833 per month and will be eligible for an annual performance bonus based on our attaining goals and objectives established by our Board of Directors. Under the terms of the employment agreement, either party will be able to terminate the employment relationship at any time. If we terminate Mr. Reddick pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Reddick at his then current base salary rate for nine months following such termination.

   We have granted options to purchase shares of our common stock to officers and other employees of ours, non-employee members of our Board of Directors and consultants. Our Board of Directors has determined the exercise price of each option granted by setting the price at a discounted level from the price per share of our most recently completed issuance of preferred securities. The following table contains information concerning grants of options to purchase shares of our common stock of each of the officers named in the summary compensation table during the year ended December 31, 1999.

Option Grants During the Year Ended December 31, 1999

                                                                             Potential Realizable
                                    Percentage                              Value at Assumed Annual
                         Number of   of Total                                Rates of Stock Price
                         Securities  Options   Exercise                        Appreciation for
                         Underlying Granted to  Price                           Option Term(2)
                          Options   Employees    (per    Market  Expiration ------------------------
Name                      Granted    in 1999    Share)  Price(1)    Date        5%          10%
----                     ---------- ---------- -------- -------- ---------- ----------- ------------
John J. Farrar..........  106,666     24.50%    $0.34    $13.00    1/15/09  $2,222,120   $3,560,634
                            1,320                0.34     13.00    5/21/09       27,506      44,063
                            3,512                0.59     13.00    8/31/09       72,314     116,365
                              792                0.59     13.00    9/28/09       16,308      26,242
                           10,489                1.35     13.00   11/15/09      207,951     339,515
Randall L. Carpenter....   16,666      6.24     $0.34    $13.00    1/15/09  $   347,288 $   556,330
                            1,528                0.34     13.00    5/21/09       31,841      51,006
                            2,682                0.59     13.00    8/31/09       55,224      88,864
                            1,149                0.59     13.00    9/28/09       23,659      38,071
                            9,194                1.35     13.00   11/15/09      182,277     297,597
Deanne D. Garver........   16,666      5.17     $0.34    $13.00    1/15/09  $   347,288 $   556,330
                              764                0.34     13.00    5/21/09       15,920      25,503
                            6,640                0.59     13.00    7/27/09      136,722     220,007
                            1,468                0.59     13.00    8/31/09       30,227      48,640
                              357                0.59     13.00    9/28/09        7,351      11,829
Alan L. Maycock.........    8,295     12.81     $0.34    $13.00     1/1/09  $   172,852 $   276,897
                           49,999                0.34     13.00    1/15/09    1,041,886   1,669,024
                            2,130                0.34     13.00    5/21/09       44,385      71,102
                            2,937                0.59     13.00    8/31/09       60,475      97,314
                              792                0.59     13.00    9/28/09       16,308      26,242
Peter J. Schied.........   38,888     10.39     $0.34    $13.00    1/15/09  $   810,353 $ 1,298,126
                            1,331                0.34     13.00    5/21/09       27,763      44,430
                            7,612                0.59     13.00     6/2/09      156,736     252,213
                            3,352                0.59     13.00    8/31/09       69,020     111,064
                              824                0.59     13.00    9/28/09       16,967      27,302

---------------------
(1) There was no public market for our shares of common stock during 1999. For purposes of this table, $13.00, which is the mid point of the range related to our initial public offering price per share, has been assumed to be the market price at the date of grant.

(2) Amounts in these columns represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by U.S. federal securities rules and do not represent our estimate or projection of our future common stock prices. Actual gains, if any, on stock option exercises depend on our future performance and overall stock market conditions. The amounts reflected in the table may be more or less than the amounts actually achieved.

   The following table contains information concerning stock options to purchase common stock held as of December 31, 1999 by each of the officers named in the summary compensation table who have stock options.

Year-End December 31, 1999 Option Values

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised
                                                    Options at Fiscal Year    In-The Money Options at
                            Shares                            End                 Fiscal Year-End
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
John J. Farrar..........       0            0        86,532       89,761     $1,098,520   $1,098,520
Randall L. Carpenter....       0            0        28,142       69,743     $  353,332   $1,128,760
Deanne D. Garver........       0            0        28,780       52,669     $  363,618   $  876,981
Alan L. Maycock.........       0            0        99,367       42,036     $1,269,758   $  666,652
Peter J. Schied.........       0            0        98,167       77,566     $1,242,526   $  489,514

   On January 13, 2000, we granted stock options to purchase an aggregate of 592,164 shares of our common stock to certain of our employees. Drs. Farrar, Carpenter, Garver and Maycock and Mr. Schied received options to purchase 213,333, 106,666, 33,333, 42,275, and 42,222 shares respectively. These options have a weighted average exercise price of $2.03 per share, vest in equal installments over four years, and expire on the tenth anniversary of the date of grant.

Employee Benefit Plans

Amended and Restated 1994 Equity Compensation Plan

   We adopted the Amended and Restated 1994 Equity Compensation Plan, effective as of February 4, 2000. Under the plan, we are authorized to grant options to eligible individuals for up to a total of 3,277,778 shares of our common stock. The plan authorizes us to grant either options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the plan, the compensation committee of the Board of Directors or the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the compensation committee of the Board of Directors or the Board of Directors, and the options will vest according to the vesting schedule which shall be determined by the Board or the compensation committee. Within any one-year period, an employee may not receive options to purchase more than 1,000,000 shares of our common stock. Options to acquire 1,693,388 shares of our common stock were outstanding at January 31, 2000, at a weighted average exercise price of $.92 per share.

   Eligibility. Officers and other employees of ours, non-employee members of the Board, and consultants are eligible to participate in the plan and receive non-qualified stock options. Under the plan, only our officers and other employees are eligible to receive incentive stock options.

   Change in Control. The plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

   In a merger or consolidation, sale of all or substantially all assets, sale of all or a majority of the outstanding stock, liquidation or dissolution or any similar transactions, unless otherwise provided in an optionee's grant letter, the vesting and exercisability of all options that are outstanding and unexercised as of such change of control, to the extent unvested, and any unvested shares held by an optionee will be accelerated such that all outstanding options are fully vested and exercisable and all shares held by an optionee are fully vested, and, if Adolor does not survive any such transaction Adolor shall, if Adolor does not cash-out all outstanding options, require the successor corporation to assume all outstanding options and to substitute such options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of optionees with respect to such options. The compensation committee or the Board, in its sole discretion, may require the cancellation of all outstanding vested options in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the common stock underlying the unexercised portion of the option as of the date of the change of control over the option price of such portion.

Federal Tax Consequences of Stock Options.

   In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to us. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

   If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

   No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

   Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

  . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

  . the exercise price paid for the stock.

   If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

   Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

   Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Amended and Restated 1994 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
-------------------------------------------------------------------------------

   In July 1999, we licensed worldwide rights (excluding South Korea and North Korea) to the development and commercialization of our product candidate ADL 2-1294 to SB Pharmaco Puerto Rico Inc., an affiliate of SmithKline Beecham plc, for the topical indications of dermal pain and itch. Under the license agreement, we received a $500,000 up-front license fee. In the event that ADL 2-1294 meets specified regulatory approval requirements and is successfully launched commercially in prescription and over-the-counter forms in each of specified jurisdictions, we would be entitled to up to $38.5 million of milestone payments, with the potential of additional milestone payments of up to $6.0 million. In addition, we will receive royalties based on product sales, if any. SB Pharmaco will be responsible for all development costs.

   SB Pharmaco can terminate the agreement on a country by country basis, in its entirety, or on a product by product basis if it determines that the product is not marketable in a specified territory. Upon termination in this circumstance, all of the rights granted to SB Pharmaco under the license agreement in the relevant country or for the relevant product will terminate and revert to us. In connection with the licensing of ADL 2-1294, S.R. One, Limited, an affiliate of SmithKline Beecham purchased $2.5 million in series F mandatorily redeemable Preferred Stock, was granted a warrant to purchase shares of preferred stock convertible into an aggregate of 27,778 shares of common stock for an aggregate exercise price of $125,000 and agreed to purchase an additional $500,000 of our capital stock upon the achievement of certain regulatory milestones.

   In January 2000, we issued an aggregate of 12,306,000 shares of series G mandatorily redeemable convertible preferred stock at a purchase price of $1.00 per share, for aggregate consideration of $12,306,000. Of that amount, we issued 250,000 shares to Technology Leaders II, L.P. Dr. Moller, one of our directors, is the managing director of the general partner of the general partner of Technology Leaders II, L.P. We also issued 2,500,000 shares to ARCH Venture Fund III, L.P. Mr. Nelsen, a director of ours, is the general partner of the general partner of the general partner of ARCH Venture Fund III, L.P. We also issued 273,000 shares to WPG Enterprise Fund II, L.L.C. and 227,000 shares to Weiss, Peck & Greer Venture Associates III, L.L.C. Ms. Feeney, one of our directors, nominated to our board by Weiss, Peck & Greer Venture Partners III, the Fund Investment Advisory Member of WPG Enterprise Fund II, L.L.C. and Weiss, Peck & Greer Venture Associates III, L.L.C., was a general partner of Weiss, Peck & Greer Venture Partners, from 1989 to 1999. On the closing of this offering, the series G preferred stock will automatically convert into 2,734,656 shares of common stock.

   In March 2000, some of our officers exercised options to purchase shares of our common stock. In connection with the exercises, the officers delivered promissory notes to us in the aggregate amount of $940,500. The promissory notes are full recourse and are secured by shares of our common stock. The promissory notes accrue interest at an annual rate of 6.80% and are payable in March 2007. As the makers of the promissory notes sell the shares of our common stock that secure the notes, the makers are required to repay the principal amounts due under the notes secured by the sold shares. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts we expect will be owed to us by each of these makers.

                                                                                                Amount of
Name of Maker                           Relationship to Adolor Corporation                   Promissory Note
-------------         ---------------------------------------------------------------------- ---------------
John J. Farrar        President, Chief Executive Officer and Director                           $432,000
Randall L. Carpenter  Vice President, Clinical Research & Development and Regulatory Affairs     216,000
Deanne D. Garver      Vice President, Preclinical Development and Projects Management             67,500
Alan L. Maycock       Vice President, Exploratory Research and Drug Discovery                     72,000
Gwen A. Melincoff     Vice President, Business Development                                        67,500
Peter J. Schied       Vice President, Chief Financial Officer and Secretary                       85,500

                            PRINCIPAL STOCKHOLDERS
-------------------------------------------------------------------------------

   The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2000, and as adjusted to reflect the sale of shares offered hereby, and by:

  . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock,

  . each of our directors and our executive officers named in the summary compensation table and

  . all of our executive officers and directors as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of January 31, 2000, which are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person.

                                                           Percent of Shares
                                                              Outstanding
                                                          --------------------
5% Beneficial Owners, Directors,        Number of Shares  Before the After the
Nominees for Director, Named Officers  Beneficially Owned  Offering  Offering
-------------------------------------  ------------------ ---------- ---------
Robert T. Nelsen(1)...................     2,478,833        14.77%     10.88%
The Entities Affiliated with Alta
 Partners(2)..........................     2,485,711        14.82      10.92
WPG Venture Partners III, L.P.(3).....     2,449,730        14.59      10.75
Technology Leaders Management,
 Inc.(5)..............................     1,727,509        10.30       7.59
Christopher Moller(6).................     1,727,509        10.30       7.59
ARCH Venture Fund III, L.P.(7)........     1,624,337         9.69       7.13
S.R. One, Limited(8)..................     1,533,067         9.13       6.73
One Liberty Partners III, L.P.(9).....       961,639         5.72       4.21
ARCH Venture Fund II, L.P.(10)........       841,269         5.01       3.69
John J. Farrar(11)....................       674,298         4.00       2.95
Alan L. Maycock(12)...................       244,205         1.45       1.07
Peter J. Schied(13)...................       109,080            *          *
Randall L. Carpenter(14)..............        34,215            *          *
Deanne D. Garver(15)..................        33,920            *          *
Gwen A. Melincoff(16).................        23,691            *          *
Frank Baldino, Jr. ...................        22,222            *          *
Ellen M. Feeney.......................         1,944            *          *
David Madden..........................             0            *          *
Claude Nash...........................             0            *          *
All directors and executive officers
 as a group (12 persons)..............     5,430,602        31.42      23.32

---------------------
  *   Less than 1%
 (1) Includes (i) 814,629 shares and a warrant to purchase 13,227 shares owned by ARCH Venture Fund II, L.P. and (ii) 1,624,337 shares owned by ARCH Venture Fund III, L.P. Mr. Nelsen is the general partner of the general partner of the general partner of ARCH Venture Fund III, L.P. and a managing director of the general partner of ARCH Venture Fund II, L.P. Mr. Nelsen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (2) Includes (i) 2,423,306 shares owned by Alta California Partners, L.P. and (ii) 62,405 shares owned by Alta Embarcadero Partners, LLC. The Principals of Alta Partners are Managing Members of Alta California Management Partners, L.P. which is the General Partner of Alta California Partners, L.P. Certain Principals of Alta Partners are Members of Alta Embarcadero Partners, LLC. The address of Alta California

    Management Partners, L.P. is One Embarcadero Center, Suite 4050, San Francisco, CA 94111. The people who have investment control of these shares are Jean Deleage, Garrett Gruner, Guy Nohra and Marino Polestra, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (3) Includes (i) 1,331,641 shares and a warrant to purchase 14,444 shares owned by WPG Enterprise Fund II, LP; (ii) 1,065,180 shares and a warrant to purchase 12,010 shares owned by Weiss, Peck & Greer Venture Associates III, L.P.; and (iii) 26,455 shares owned by WPG LifeScience Entrepreneur Fund. WPG Venture Partners III, L.P. is the Fund Investment Advisory Member of Weiss, Peck & Greer Venture Associates III, L.P., WPG Enterprise Fund II, L.P. and WPG LifeScience Entrepreneur Fund. The address for WPG Venture Partners III, L.P. is 555 California Street, Suite 3130, San Francisco, CA 94104. The people who have investment control of these shares are Gill Cogan and Phillip Greer, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (4) Includes a warrant to purchase 13,227 shares. The address of Falcon Technology Partners, L.P. is 600 Dorset Road, Devon, PA 19833. The person who has investment control of these shares is James Rathman. Mr. Rathman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (5)  Includes (i) 956,374 shares owned by Technology Leaders II, L.P. and
      (ii) 764,768 shares owned by Technology Leaders II Offshore C.V. Technology Leaders Management, Inc. controls the general partner of each of these entities. The address of Technology Leaders Management, Inc. is 435 Devon Park Drive, Building 700, Wayne, Pennsylvania 19087. The people who have investment control of these shares are Robert Keith, Gary Anderson, Mark DeNino, Christopher Moller and Robert Rabbio, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (6)  Includes (i) 956,374 shares owned by Technology Leaders II, L.P. and
      (ii) 764,768 shares owned by Technology Leaders II Offshore C.V. Mr. Moller is a managing director of Technology Leaders Management, Inc., which controls the general partner of both Technology Leaders II, L.P. and Technology Leaders II Offshore C.V. Mr. Moller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (7) The address of ARCH Venture Fund III, L.P. is 8725 West Higgens Rd. Suite 290 Chicago, IL 60631. The people who have investment control of these shares are Robert T. Nelsen, Steven Lazarus, Keith Krandall and Clint Bybee, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (8) Includes a warrant to purchase 27,777 shares. The address of S.R. One Limited is 4 Tower Bridge, 200 Bar Harbor Drive, Suite 250, West Conshohocken, PA 19428. The people who have investment control of these shares are, Dr. Brenda Gavin, Donald Parman, Dr. Raymond Whitaker, Dr. Barbara Dalton, William Mosher and Arlene Sothern, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
 (9) One Liberty Partners III, L.P. is the General Partner of One Liberty Fund III, L.P. The address of One Liberty Ventures is 150 Cambridge Park Drive, Cambridge, MA 02140. The people who have investment control of these shares are, Edwin M. Kania, Jr. and Stephen J. Ricci, both of whom disclaim beneficial ownership except to the extent of their pecuniary interest therein.
(10) Includes a warrant to purchase 13,227 shares. The address of ARCH Venture Fund II, L.P. is 8725 West Higgens Rd. Suite 290 Chicago, IL 60631. The people who have investment control of these shares are Robert
      T. Nelsen, Steven Lazarus and Keith Krandall, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.
(11) Includes currently exercisable options to purchase 94,184 shares of common stock.
(12) Includes currently exercisable options to purchase 103,402 shares of common stock.
(13) Consists of currently exercisable options to purchase 109,080 shares of common stock.
(14) Consists of currently exercisable options to purchase 34,215 shares of common stock.
(15) Consists of currently exercisable options to purchase 33,920 shares of common stock.
(16) Consists of currently exercisable options to purchase 23,691 shares of common stock.

                         DESCRIPTION OF CAPITAL STOCK
-------------------------------------------------------------------------------

General

   The following summary assumes the amendment and restatement of our certificate of incorporation and bylaws to read in their entirety as provided in the forms of amended and restated certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part. It also reflects changes to our capital structure that will become effective immediately prior to or upon the closing of this offering. Upon completion of this offering, our authorized capital stock will consist of 99,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in it entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   As of December 31, 1999, there were 1,172,236 shares of our common stock outstanding. Upon completion of the offering, there will be 22,767,591 shares of common stock outstanding, which does not include any shares issued pursuant to any exercise of options subsequent to December 31, 1999, including 464,444 shares issued in March 2000.

   The holders of our common stock are entitled to dividends as our board of directors may declare from legally available funds, subject to the preferential rights of the holders of our preferred stock. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

   Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

   As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

   The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

   In conjunction with this offering the holders of substantially all of our common stock and warrants exercisable for our common stock that had demand rights agreed not to demand registration of their common stock until 180 days after the effective date of this prospectus without the prior written consent of Warburg Dillon

Read LLC. After this 180-day period, these holders may, under certain circumstances, require us to file a registration statement under the Securities Act. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if 180 days after the date of this offering, we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand and piggy-back registration rights. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Options

   As of February 4, 2000, options to purchase a total of 1,693,388 shares of common stock were outstanding at a weighted average exercise price of $.92. Options to purchase a total of 1,020,356 shares of common stock are reserved under the Amended and Restated 1994 Equity Compensation Plan. Please see "Management--Employee benefit plans" and "Shares eligible for future sale."

Warrants

   As of January 31, 1999, there were warrants outstanding to purchase 52,910 shares of series B convertible preferred stock and 27,778 shares of series F convertible preferred stock. These warrants expire on the earlier of the closing of an initial public offering or October 2000 and August 2004, respectively.

Section 203 of the Delaware General Corporation Law; Certain Anti Takeover, Limited Liability and Indemnification Provisions

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

  . our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

  . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

   Section 203 defines a "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

  No Stockholder Action by Written Consent; Special Meetings

   Our certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of stockholders may be called only by our Board of Directors or our Chief Executive Officer. Our shareholders are not permitted to call a special meeting of stockholders or to require that our Board of Directors call a special meeting.

  Number of Directors; Removal; Filling Vacancies

   Our certificate of incorporation and bylaws provide that our Board of Directors has the authority to determine the number of directors to constitute the Board, and to fix their terms of office. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

  Indemnification

   We have included in our certificate of incorporation and bylaws provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

  By-laws

   Our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is StockTrans, Inc. The Transfer Agent's address is 7 East Lancaster Avenue, Ardmore, PA 19003, and its telephone number is (610) 649-7300.

                        SHARES ELIGIBLE FOR FUTURE SALE
-------------------------------------------------------------------------------

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity in the future.

   Upon completion of this offering, we will have 22,767,591 outstanding shares of common stock. Of these shares, the 6,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of Adolor. The remaining 16,767,591 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

   As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

  . 334,272 shares will be eligible for sale immediately following the initial public offering;

  . 240,517 shares will be eligible for sale beginning 90 days after the date of the prospectus; and

  . 13,458,146 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

Lock-Up Agreements

   All of our directors, officers, employees and the holders of substantially all of our securities have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by Warburg Dillon Read LLC. Holders of approximately 15,836,387 shares of our stock have entered into lock-up agreements.

Rule 144

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 227,675 shares immediately after this offering; and

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Rights

   Upon completion of this offering, the holders of 15,595,355 shares of common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

Stock Options

   We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee and director benefit plans. As a result, any options or rights exercised under the 1994 equity incentive plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resalable under Rule 701. As of January 31, 2000, we had granted options to purchase shares of common stock that had not been exercised. In addition, as of that date we had reserved 1,020,356 shares for possible future issuance under our Amended and Restated 1994 Equity Compensation Plan.

                                 UNDERWRITING
-------------------------------------------------------------------------------

   We have entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, FleetBoston Robertson Stephens Inc. and Pacific Growth Equities, Inc. are acting as representatives of the underwriters.

   The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

   Name                                                         Number of Shares
   ----                                                         ----------------
   Warburg Dillon Read LLC.....................................
   FleetBoston Robertson Stephens Inc..........................
   Pacific Growth Equities, Inc................................
                                                                      ----
     Total.....................................................
                                                                      ====

   This is a firm-commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

   The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at that price less a
concession of $    per share. The underwriters may also allow to dealers, and
those dealers may reallow, a concession not in excess of $    per share to
certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 900,000 additional shares of our common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters will purchase 6,900,000 shares from us, at the public offering
price and the total proceeds to us will be $   million. The underwriters have
severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

   The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us:

                                     No Exercise of Over- Full Exercise of Over-
                                       Allotment Option      Allotment Option
                                     -------------------- ----------------------
   Per Share........................        $                     $
   Total............................        $                     $

   We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $1.0 million.

   We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

   We and our directors, executive officers, and substantially all of the holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, have agreed pursuant to certain "lock-up" agreements with the underwriters that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, and shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.

   At our request, the underwriters have reserved for sale at the initial
public offering price up to     shares of our common stock for our officers,
directors, employees, clients, friends and related persons who express an interest in purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.

   Prior to his offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, are expected to include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as were deemed relevant.

   Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

   Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

   Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the number of shares offered.

                                 LEGAL MATTERS
-------------------------------------------------------------------------------

   The validity of our common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Dechert Price & Rhoads beneficially owns 44,444 shares of our common stock. Attorneys associated with Dechert Price & Rhoads who provided legal advice in connection with this offering beneficially own an aggregate of 12,073 shares of our common stock.

   Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS
-------------------------------------------------------------------------------

   The financial statements of Adolor Corporation, a development stage company, as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 and for the period from August 9, 1993 (inception) to December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION
-------------------------------------------------------------------------------

   We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Adolor and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2
Financial Statements:
  Balance Sheets at December 31, 1998 and 1999............................ F-3
  Statements of Operations for the years ended December 31, 1997, 1998 and
   1999 and for the period from August 9, 1993 (inception) to December 31,
   1999................................................................... F-4
  Statements of Stockholders' Deficit for the period from August 9, 1993
   (inception) to December 31, 1993 and for the years ended December 31,
   1994, 1995, 1996, 1997, 1998 and 1999.................................. F-5
  Statements of Cash Flows for the years ended December 31, 1997, 1998 and
   1999 and for the period from August 9, 1993 (inception) to December 31,
   1999................................................................... F-6
  Notes to Financial Statements........................................... F-7

                         Independent Auditors' Report

The Stockholders and Board of Directors
Adolor Corporation:

   We have audited the accompanying balance sheets of Adolor Corporation (A Development Stage Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from August 9, 1993 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adolor Corporation (A Development Stage Company) as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from August 9, 1993 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
January 28, 2000, except as to the second and third paragraphs of note 12 which are as of February 4, 2000, the last two sentences of the first paragraph of note 12 which are as of March 27, 2000, the fourth paragraph of note 12 which is as of March 28, 2000, and the fifth paragraph of note
12 which is as of March 31,
2000.

                               Adolor Corporation

                                 BALANCE SHEETS

December 31, 1998 and 1999

                                                                    Pro forma
                                                                   December 31,
                                         December 31  December 31   1999 (note
                                            1998         1999           2)
                                         -----------  -----------  ------------
                Assets                                             (unaudited)
Current assets:
 Cash and cash equivalents.............  $ 9,972,731    3,472,164    3,472,164
 Short-term investments................    2,073,322    1,791,531    1,791,531
 Prepaid expenses and other current as-
  sets.................................      122,709      190,893      190,893
                                         -----------  -----------  -----------
Total current assets...................   12,168,762    5,454,588    5,454,588
 Equipment and leasehold improvements,
  net..................................      571,478      765,504      765,504
 Other assets..........................       32,920       38,298       38,298
                                         -----------  -----------  -----------
Total assets...........................  $12,773,160    6,258,390    6,258,390
                                         ===========  ===========  ===========
 Liabilities and Stockholders' Deficit
Current liabilities:
 Notes payable--current portion........  $    89,764       65,703       65,703
 Accounts payable......................      924,238      564,742      564,742
 Accrued expenses......................    1,131,242    1,729,119    1,729,119
 Deferred licensing fees...............           --       26,316       26,316
                                         -----------  -----------  -----------
Total current liabilities..............    2,145,244    2,385,880    2,385,880
 Notes payable, less current portion...       65,703           --           --
 Deferred licensing fees...............           --      462,719      462,719
                                         -----------  -----------  -----------
Total liabilities......................    2,210,947    2,848,599    2,848,599
                                         -----------  -----------  -----------
Commitments
Mandatorily redeemable convertible pre-
 ferred stock, at redemption value
 (aggregate liquidation value of
 $39,443,518 at December 31, 1999)
 (converts into 12,780,000 common
 shares on an unaudited pro forma basis
 at December 31, 1999 upon consummation
 of the offering contemplated herein):
  Series A, $0.01 par value; 6,000,000
   shares authorized, issued and
   outstanding.........................    1,500,000    1,500,000           --
  Series B, $0.01 par value; 23,107,145
   shares authorized, 22,869,049 issued
   and outstanding.....................    9,605,000    9,605,000           --
  Series C, $0.01 par value; 13,814,286
   shares authorized, issued and
   outstanding.........................    9,670,000    9,670,000           --
  Series D, $0.01 par value; 960,000
   shares authorized, issued and
   outstanding ........................    1,200,000    1,200,000           --
  Series E, $0.01 par value; 11,366,667
   shares authorized, 11,333,334 and
   11,366,667 shares issued and out-
   standing at December 31, 1998 and
   1999, respectively..................    8,500,000    8,525,000           --
  Series F, $0.01 par value, 2,625,000
   shares authorized, none and
   2,500,000 shares issued and out-
   standing at December 31, 1998 and
   1999, respectively..................           --    2,500,000           --
                                         -----------  -----------  -----------
                                          30,475,000   33,000,000           --
                                         -----------  -----------  -----------
Stockholders' deficit:
 Common stock, par value $.0001 per
  share. 21,338,849 shares authorized;
  1,140,242 and 1,172,236 shares issued
  and outstanding at December 31, 1998
  and 1999, respectively (13,952,236
  shares on an unaudited pro forma
  basis at December 31, 1999 and upon
  automatic conversion)................          114          117        1,395
 Additional paid-in capital............      702,483    3,530,007   36,528,729
 Deferred compensation.................     (293,157)  (2,116,644)  (2,116,644)
 Deficit accumulated during the devel-
  opment stage.........................  (20,322,227) (31,003,689) (31,003,689)
                                         -----------  -----------  -----------
Total stockholders' equity (deficit)...  (19,912,787) (29,590,209)   3,409,791
                                         -----------  -----------  -----------
Total liabilities and stockholders'
 deficit...............................  $12,773,160    6,258,390    6,258,390
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                               Adolor Corporation

                            STATEMENTS OF OPERATIONS

Years ended December 31, 1998 and 1999, and for the period from August 9, 1993 (inception) to December 31, 1999

                                                                  Period from
                                                                   August 9,
                                                                      1993
                                Year ended December 31,          (inception) to
                          -------------------------------------   December 31,
                             1997         1998         1999           1999
                          -----------  -----------  -----------  --------------
Grant and license
 revenues...............  $        --      149,983       10,965       160,948
                          -----------  -----------  -----------   -----------
Operating expenses
 incurred during the
 development stage:
 Research and
  development...........    3,699,720    7,074,011    7,398,468    24,077,942
 General and
  administrative........    1,584,872    2,276,450    3,697,484     8,607,483
                          -----------  -----------  -----------   -----------
  Total operating
   expenses.............    5,284,592    9,350,461  (11,095,952)   32,685,425
                          -----------  -----------  -----------   -----------
Other income (expense):
 Interest income........      531,487      412,975      424,667     1,708,579
 Interest expense.......      (45,930)     (28,028)     (21,142)     (187,791)
                          -----------  -----------  -----------   -----------
                              485,557      384,947      403,525     1,520,788
                          -----------  -----------  -----------   -----------
  Net loss..............   (4,799,035)  (8,815,531) (10,681,462)  (31,003,689)
Undeclared dividends
 attributable to
 mandatorily redeemable
 convertible preferred
 stock..................    1,407,666    1,704,022    2,429,884     6,443,518
                          -----------  -----------  -----------   -----------
  Net loss allocable to
   common stockholders..  $(6,206,701) (10,519,553) (13,111,346)  (37,447,207)
                          ===========  ===========  ===========   ===========
Basic and diluted net
 loss per share
 allocable to common
 stockholders (note 2)..  $     (6.13)       (9.54)      (11.30)
                          ===========  ===========  ===========
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders (note 2)..    1,012,984    1,103,230    1,160,634
                          ===========  ===========  ===========



                See accompanying notes to financial statements.

                               Adolor Corporation

                       STATEMENT OF STOCKHOLDERS' DEFICIT

For the period from August 9, 1993 (inception) to December 31, 1993 and for the years ended December 31, 1994, 1995, 1996, 1997, 1998 and 1999

                                                                    Deficit
                           Common stock                           accumulated
                         ---------------- Additional              during the       Total
                         Number of         paid-in     Deferred   development  stockholders'
                          shares   Amount  capital   compensation    stage        deficit
                         --------- ------ ---------- ------------ -----------  -------------
Inception, August 9,
 1993...................        --  $ --         --           --           --            --
 Net income (loss)......        --    --         --           --           --            --
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1993...................        --    --         --           --           --            --
 Issuance of common
  stock to founder in
  November 1994 at $.001
  per share.............   111,111    11     12,489      (12,400)          --           100
 Issuance of restricted
  stock to an officer
  and consultant in
  November 1994 at $.003
  per share.............   606,012    61     68,151      (66,767)          --         1,445
 Amortization of
  deferred
  compensation..........        --    --         --       15,182           --        15,182
 Net loss...............        --    --         --           --     (243,423)     (243,423)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1994...................   717,123    72     80,640      (63,985)    (243,423)     (226,696)
 Issuance of common
  stock for technology
  license agreements in
  December 1995 at $.112
  per share.............    55,556     5      6,245           --           --         6,250
 Value attributed to
  issuance of warrants..        --    --     60,000           --           --        60,000
 Amortization of
  deferred
  compensation..........        --    --         --       16,692           --        16,692
 Exercise of common
  stock options.........     5,460     1        615           --           --           616
 Net loss...............        --    --         --           --   (2,392,480)   (2,392,480)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1995...................   778,139    78    147,500      (47,293)  (2,635,903)   (2,535,618)
 Issuance of restricted
  stock to director in
  May 1996 at $.189 per
  share.................    22,222     2      4,198           --           --         4,200
 Deferred compensation
  resulting from grant
  of options............        --    --      3,168       (3,168)          --            --
 Amortization of
  deferred
  compensation..........        --    --         --       17,669           --        17,669
 Exercise of common
  stock options.........   115,801    12     18,570           --           --        18,582
 Net loss...............        --    --         --           --   (4,071,758)   (4,071,758)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1996...................   916,162    92    173,436      (32,792)  (6,707,661)   (6,566,925)
 Deferred compensation
  resulting from grant
  of options............        --    --    270,720     (270,720)          --            --
 Amortization of
  deferred
  compensation..........        --    --         --       82,249           --        82,249
 Exercise of common
  stock options.........   113,066    11     19,427           --           --        19,438
 Net loss...............        --    --         --           --   (4,799,035)   (4,799,035)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1997................... 1,029,228   103    463,583     (221,263) (11,506,696)  (11,264,273)
 Deferred compensation
  resulting from grant
  of options............        --    --    217,121     (217,121)          --            --
 Amortization of
  deferred
  compensation..........        --    --         --      145,227           --       145,227
 Exercise of common
  stock options.........   111,014    11     21,779           --           --        21,790
 Net loss...............        --    --         --           --   (8,815,531)   (8,815,531)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1998................... 1,140,242   114    702,483     (293,157) (20,322,227)  (19,912,787)
 Issuance of common
  stock for services in
  April 1999 at $3.362
  per share.............     3,967    --     13,339           --           --        13,339
 Deferred compensation
  resulting from grant
  of options............        --    --  2,806,195   (2,806,195)          --            --
 Amortization of
  deferred
  compensation..........        --    --         --      982,708           --       982,708
 Exercise of common
  stock options.........    28,027     3      7,990           --           --         7,993
 Net loss...............        --    --         --           --  (10,681,462)  (10,681,462)
                         ---------  ----  ---------   ----------  -----------   -----------
Balance, December 31,
 1999................... 1,172,236  $117  3,530,007   (2,116,644) (31,003,689)  (29,590,209)
                         =========  ====  =========   ==========  ===========   ===========

                See accompanying notes to financial statements.

                               Adolor Corporation

                            STATEMENTS OF CASH FLOWS

Years ended December 31, 1997, 1998 and 1999, and for the period from August 9, 1993 (inception) to December 31, 1999

                                                                   Period from
                                                                  August 9 1993
                                 Year ended December 31,          (inception) to
                            ------------------------------------   December 31,
                               1997         1998        1999           1999
                            -----------  ----------  -----------  --------------
Net cash flows from
 operating activities:
Net loss..................  $(4,799,035) (8,815,531) (10,681,462)  (31,003,689)
 Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
 Non-cash compensation
  expense.................       82,249     145,227      996,047     1,273,066
 Non-cash warrant value...           --          --           --        60,000
 Depreciation and
  amortization expense....      143,898     202,346      254,283       701,775
 Issuance of common stock
  for technology license
  agreements..............           --          --           --         6,250
 Changes in assets and
  liabilities:
  Prepaid expenses and
   other current assets...       40,934      60,590      (68,184)     (190,893)
  Other assets............       (4,562)         --       (5,378)      (38,298)
  Accounts payable........      225,541     378,608     (359,496)      564,742
  Accrued expenses........      120,494     579,302      597,877     1,729,119
  Deferred licensing
   fees...................           --          --      489,035       489,035
                            -----------  ----------  -----------   -----------
 Net cash used in
  operating activities....   (4,190,481) (7,449,458)  (8,777,278)  (26,408,893)
                            -----------  ----------  -----------   -----------
Net cash flows from
 investing activities:
 Purchases of equipment
  and leasehold
  improvements............     (312,417)   (191,357)    (448,309)   (1,467,279)
 Purchases of short-term
  investments.............  (10,338,476) (3,045,281)  (2,221,062)  (22,535,287)
 Maturities of short-term
  investments.............    8,887,795   5,892,160    2,502,853    20,743,756
                            -----------  ----------  -----------   -----------
  Net cash provided by
   (used in) investing
   activities.............   (1,763,098)  2,655,522     (166,518)   (3,258,810)
                            -----------  ----------  -----------   -----------
Net cash flows from
 financing activities:
 Proceeds from issuance of
  mandatorily redeemable
  convertible preferred
  stock...................    9,670,000   9,100,000    2,525,000    31,400,000
 Proceeds from Series D
  mandatorily redeemable
  convertible preferred
  stock subscription......      600,000          --           --       600,000
 Proceeds from issuance of
  restricted common stock
  and exercise of common
  stock options...........       19,438      21,790        7,993        74,164
 Proceeds from notes
  payable--related
  parties.................           --          --           --     1,000,000
 Proceeds from notes
  payable.................           --          --           --       444,985
 Payment of notes
  payable.................     (135,062)   (144,464)     (89,764)     (379,282)
 Obligation under capital
  lease...................      (13,017)         --           --            --
                            -----------  ----------  -----------   -----------
  Net cash provided by
   financing activities...   10,141,359   8,977,326    2,443,229    33,139,867
                            -----------  ----------  -----------   -----------
Net increase (decrease) in
 cash and cash
 equivalents..............    4,187,780   4,183,390   (6,500,567)    3,472,164
Cash and cash equivalents
 at beginning of period...    1,601,561   5,789,341    9,972,731            --
                            -----------  ----------  -----------   -----------
Cash and cash equivalents
 at end of period.........  $ 5,789,341   9,972,731    3,472,164     3,472,164
                            ===========  ==========  ===========   ===========
Supplemental disclosure of
 cash flow information:
 Cash paid for interest...  $    45,930      28,028       21,142        97,916
                            ===========  ==========  ===========   ===========
Supplemental disclosure of
 noncash financing
 activities:
 Deferred compensation
  from issuance of common
  stock, restricted common
  stock and common stock
  options.................  $   270,720     217,121    2,806,195     3,376,371
 Issuance of common stock
  for technology license
  agreements or for
  services................           --          --       13,339        19,589
 Conversion of stock
  subscription to Series D
  mandatorily redeemable
  preferred stock.........           --     600,000           --       600,000
 Conversion of bridge
  financing, including
  accrued interest, to
  Series B mandatorily
  redeemable preferred
  stock...................           --          --           --     1,019,787
                            ===========  ==========  ===========   ===========

                See accompanying notes to financial statements.

                              Adolor Corporation

                         NOTES TO FINANCIAL STATEMENTS

December 31, 1998 and 1999

1. ORGANIZATION AND BUSINESS ACTIVITIES

   Adolor Corporation (the Company) was incorporated in the State of Delaware on August 9, 1993 (inception). The Company is a development stage pharmaceutical company engaged in the development of peripheral and central analgesics based on opiate receptors and opiate-like receptors. The Company commenced operations on November 7, 1994. The Company is currently devoting substantially all of its efforts toward conducting pharmaceutical discovery and development, licensing technology, obtaining regulatory approval for products under development, negotiating strategic corporate relationships, recruiting personnel and raising capital.

   The accompanying financial statements include the results of operations of the Company for the period from August 9, 1993 (inception) to December 31, 1999.

   The Company has licensed its core technology from certain universities and research institutions in exchange for present and future cash payments and, in certain instances, common stock. The cost of obtaining such technology has been charged as incurred, to research and development expense in the accompanying statements of operations because the core technology which was licensed had not reached technological feasibility and had no alternative future uses.

   The Company has not generated any product sales revenues and has not yet achieved profitable operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities and clinical and pre-clinical testing and commercialization of the Company's proprietary technology will require significant additional financing. The Company's deficit accumulated during the development stage through December 31, 1999, aggregated $31,003,689, and the Company's management expects to incur substantial and increasing losses in future periods. Further, the Company's future operations are dependent on the success of the Company's research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of the Company's proposed future products.

   The Company plans to finance its future operations with a combination of license payments and payments from strategic research and development and marketing arrangements, private placements of equity, the initial public offering contemplated herein (Offering), follow-on public offerings and revenues from future product sales, if any. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its planned products. As described in note 12, in January 2000, the Company received approximately $12,306,000 in net proceeds from the sale of its Series G mandatorily redeemable convertible preferred stock (Series G). The Company believes that its current financial resources and sources of liquidity are adequate to fund operations for the next year based on a level of research and development and administrative activities necessary to achieve its short-term objectives.

2. BASIS OF ACCOUNTING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions or obligations of the United States Treasury. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

                              Adolor Corporation

Short-Term Investments

   Short-term investments consist primarily of debt securities backed by the U.S. government with original maturities greater than three months but less than one year. The Company's entire short-term investment portfolio is currently classified as available for sale and is recorded at the fair value as determined by quoted market values, which approximates cost.

Concentration of Credit Risk

   The Company invests its excess cash and short-term investments in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to certain types of instruments issued by the U.S. government and institutions with strong investment grade credit ratings and places restrictions on their terms and concentrations by type and issuer.

Equipment and Leasehold Improvements

   Equipment, consisting of computer, office and laboratory equipment, furniture and fixtures and leasehold improvements, are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets or lease term, whichever is shorter, generally three to seven years. Expenditures for repairs and maintenance are expensed as incurred.

Revenue Recognition

   Contract revenues are earned and recognized according to the provisions of each agreement. Contract milestone payments are recognized as revenues upon the completion of the milestone event or requirement and when the Company's significant performance obligations have been satisfactorily completed. Payments, if any, received in advance of performance under a contract are deferred and recognized as revenue when earned. Up-front licensing fees are deferred and amortized over the estimated performance period.

Research and Development

   Research and product development costs are expensed as incurred. Costs incurred under research agreements with third parties are expensed as incurred and in accordance with the specific contractual performance terms of such research agreements.

Accounting for Income Taxes

   Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              Adolor Corporation

Stock-Based Compensation

   The Company accounts for share option issuances to employees and members of the Board of Directors in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded to the extent that the current estimated fair value of the underlying stock exceeds the exercise price of the options on the date of grant. Such deferred compensation is amortized over the respective vesting periods of such option grants. The Company has adopted the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" which allows entities to continue to apply the provisions of APB No. 25 for financial reporting purposes and provide pro forma net loss and net loss per share footnote disclosures for employee stock option grants as if the minimum value method defined in SFAS No. 123 has been applied. Transactions with nonemployees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for on a fair- value basis in accordance with SFAS No. 123.

Segment Information

   The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information".

Net Loss per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share", by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding. Net loss allocable to common stockholders is calculated as the net loss plus preferred dividends accrued for the respective period, whether or not declared. As of December 31, 1999, the Company has certain options, warrants and mandatorily redeemable convertible preferred stock (see notes 6 and 7), which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders are equal.

Pro Forma Net Loss per Share (Unaudited)

   The following pro forma basic and diluted net loss per share allocable to common stockholders and shares used in computing pro forma basic and diluted net loss per share allocable to common stockholders have been presented reflecting the assumed exercise of warrants for Series B and F mandatorily redeemable convertible preferred stock (Series B and F) which will expire upon the closing of the Offering and the automatic conversion into shares of common stock of the mandatorily redeemable convertible preferred stock upon completion of the Offering (see notes 6 and 12), using the if converted method from their respective dates of issuance:

                                                                  Year ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
Pro forma basic and diluted net loss per share allocable to
 common stockholders............................................ $      (.96)
Shares used in computing pro forma basic and diluted net loss per share allocable to common stockholders.....................  13,621,994

                              Adolor Corporation

Pro Forma Balance Sheet (Unaudited)

   Upon the closing of the Offering, all of the outstanding shares of mandatorily redeemable convertible preferred stock outstanding at December 31, 1999 automatically convert into 12,780,000 shares of common stock (see notes 6 and 12). The December 31, 1999 unaudited pro forma balance sheet has been prepared assuming the automatic conversion of the mandatorily redeemable convertible preferred stock outstanding as of December 31, 1999 into common stock as of December 31, 1999.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Equipment and leasehold improvements consist of the following:

                                                                December 31,
                                                               1998      1999
                                                             --------- ---------
Laboratory, computer and office equipment................... $ 821,175 1,244,665
Furniture, fixtures and leasehold improvements..............   197,795   222,614
                                                             --------- ---------
                                                             1,018,970 1,467,279
Less accumulated depreciation and amortization..............   447,492   701,775
                                                             --------- ---------
                                                             $ 571,478   765,504
                                                             ========= =========

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                December 31,
                                                               1998      1999
                                                            ---------- ---------
Consulting and contracted research......................... $  875,814 1,443,774
Professional fees..........................................     35,615   270,727
Payroll and related costs..................................     56,020    31,475
Other......................................................    163,793    23,351
                                                            ---------- ---------
                                                            $1,131,242 1,769,327
                                                            ========== =========

5. NOTES PAYABLE

   In 1995, the Company entered into an "emerging company" funding agreement with the Ben Franklin Technology Center of Southeastern Pennsylvania (the Center) to provide the Company with up to $50,000 in funding for research and development through November 30, 1996. At December 31, 1997 outstanding borrowings under the facility aggregated $45,000; this balance was repaid in 1998.

   In October 1996, the Company executed a secured equipment loan agreement to finance the purchase of computers, software, laboratory and office equipment, and furniture. At December 31, 1998 and 1999, the Company had loan draws totaling $155,467 and $65,703 outstanding under this agreement, respectively. The loans are secured by the equipment financed at interest rates ranging from 13.55% to 19.13%. The remaining balance of $65,703 at December 31, 1999 is due in 2000.

6. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

   The Company issued 6,000,000 shares of its Series A mandatorily redeemable convertible preferred stock (Series A) in November 1994 at a price of $.25 per share. Total proceeds to the Company were $1,500,000.

   In October 1995, the Company issued convertible promissory notes in the principal amount of $1,000,000 to the Series A stockholders (Bridge Note). These notes accrued interest at 5.75% per annum. Principal plus

                              Adolor Corporation
accrued interest on the Bridge Note totaling $1,019,787 were converted into 2,428,063 shares of Series B at a price of $.42 per share in March 1996.

   In conjunction with the Bridge Note, the Company issued warrants to purchase 238,096 shares of Series B at the fair value of the Series B at the date of issuance ($.42 per share). These warrants are exercisable until the earlier of the closing of an initial public offering or October 2000. The fair value of such warrants at their issuance date aggregated $60,000, which amount was charged to interest expense in 1995.

   In March 1996, the Company issued 20,440,986 shares of its Series B at a price of $.42 per share. Series B purchasers included the holders of the Series A, certain officers of the Company and other investors.

   In May 1997, the Company sold 13,814,286 shares of its Series C mandatorily redeemable preferred stock (Series C) at a price of $.70 per share. The total proceeds received by the Company was $9,670,000.

   In November 1997, the Company entered into a certain license agreement (see note 8) and a stock purchase agreement with Kwang Dong Pharmaceutical Co. (Kwang Dong). Pursuant to the stock purchase agreement, the Company agreed to issue to Kwang Dong 960,000 shares of the Company's Series D mandatorily redeemable convertible preferred stock (Series D) for $1,200,000. As of December 31, 1997, the Company had received $600,000. In February 1998, the Company received the additional $600,000 from Kwang Dong and issued the 960,000 shares of Series D.

   In December 1998, the Company sold 11,333,334 shares of its Series E mandatorily redeemable convertible preferred stock (Series E) at a price of $.75 per share. The total proceeds received by the Company was $8,500,000. An additional 33,333 shares of Series E was sold in January 1999 for $25,000.

   In July 1999, the Company entered into a license agreement (see note 8) and a stock purchase agreement with an affiliate of SmithKline Beecham (SB). Pursuant to the stock purchase agreement, the Company sold 2,500,000 shares of its Series F at a price of $1.00 per share to SB. The total proceeds received by the Company was $2,500,000. In connection with Series F, the Company granted a warrant to purchase 125,000 shares of Series F at $1.00 per share at any time prior to the earlier of the closing of an initial public offering or August 2004. SB will purchase an additional $500,000 of either common stock subsequent to an initial public offering of the Company's common stock or preferred stock prior to an initial public offering of the Company's common stock, upon the successful completion of the second pivotal clinical trial for the first prescription or over-the-counter product candidate under the license agreement that the Company has entered into with SB. If the purchase occurs prior to an initial public offering of the Company's common stock, the purchase price of the preferred stock will be the fair market value of the Company's preferred stock at the date of purchase as determined by the Company's Board of Directors. If the purchase occurs subsequent to an initial public offering of the Company's common stock, the purchase price of the common stock will be the fair value of the Company's common stock as listed on the principal national securities exchange on which the common stock is then listed.

   The holders of Series A, B, C, D, E and F vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each share of preferred stock entitles the holder to an equal number of votes as the number of common shares into which each share of preferred stock is convertible.

   The holders of Series A, B, C, D, E and F are entitled to a liquidation preference over all other types of capital stock, of $.25 per share, $.42 per share, $.70 per share, $1.25 per share, $.75 per share, and $1.00 per share, respectively, plus for the Series A, B, C, E and F, an amount equal to all cumulative accrued and unpaid dividends thereon, whether or not declared, and in the case of the Series A, B, C, D, E and F, plus an amount equal to all dividends declared but unpaid. Such cumulative dividends totaled $6,443,518 for the Series A, B, C,

                              Adolor Corporation

E and F at December 31, 1999. Each share of Series A, B, C, D, E and F is convertible into common stock at a conversion ratio of 4.5-for-1 (subsequent to the reverse split--see note 12), subject to certain anti-dilutive adjustments, as defined. Further, such conversion becomes mandatory effective upon to the closing of an initial public offering for the sale of the Company's common stock with aggregate gross proceeds of at least $7,000,000 for the Series D and with aggregate gross proceeds of at least $25,000,000 and a public offering price per share of at least $1.50 for the Series A, B, C, E and F.

   Commencing March 1, 2001, the holders of 60% of the Series A, B, C and E then outstanding, taken as a whole, commencing March 1, 2005, the holders of 60% of the Series D then outstanding and commencing on August 1, 2002, the holders of 60% of the Series F then outstanding, may require the Company to redeem all or any part of the then outstanding Series A, B, C, D, E and F of these respective holders at a redemption price equal to $.25 per share, $.42 per share, $.70 per share, $1.25 per share, $.75 per share and $1.00 per share, respectively, plus an amount equal to all declared but unpaid dividends.

   The holders of Series A, B, C, E and F are entitled to cumulative dividends at an annual rate of 8% of the original purchase price per share on the date of issuance, if and when declared. The Series D are entitled to cumulative dividends at the same rate and at the same time as dividends are declared and paid on the common stock. No dividends or other distributions can be declared or paid on other types of capital stock until all dividends on the Series A, B, C, E and F have been paid. As of December 31, 1999 no such dividends have been declared.

7. COMMON STOCK AND COMMON STOCK OPTIONS

   In November 1994 (commencement of operations), the Company issued 111,111 shares of common stock to an investor at a price of $.001 per share. The difference between the fair value of such stock and the price paid at the issuance date aggregated $12,400, which amount was charged to operations in 1994.

   In November 1994, the Company issued 503,644 shares of restricted common stock to an executive officer of the Company at a price of $.003 per share and 102,368 shares of restricted common stock to a scientific consultant at a price of $.003 per share. These shares vested ratably over 48 months. The difference between the fair value of such stock and the per share price paid at the issuance date aggregated $66,767 which amount was recorded as deferred compensation and was amortized to operations over the vesting period. Compensation expense related to these shares aggregated $16,692 in 1997, $13,910 in 1998 and none in 1999. In addition, in May 1996, the Company issued 22,222 shares of restricted common stock to a director for cash at a price of $.189 per share (the fair value at date of grant as determined by the Board of Directors). These shares vest ratably over 48 months, and are subject to the Company's right of repurchase of unvested shares in certain circumstances.

   The Company's 1994 Equity Compensation Plan, as amended, (the 1994 Plan) allows the granting of incentive and nonqualified stock options to employees, directors, consultants and contractors to purchase an aggregate of 1,722,222 shares of the Company's common stock. The options are exercisable generally for a period of 6-7 years from the date of grant and vest over terms ranging from immediately to 4 years.

                              Adolor Corporation

   A summary of activity under the 1994 Plan from January 1, 1997 to December 31, 1999 is as follows:

                                                                      Exercise
                                                           Number      price
                                                         of options  per share
                                                         ----------  ----------
Balance, January 1, 1997................................   607,832   $.113-.189
 Granted................................................   268,975    .189-.45
 Exercised..............................................  (113,065)   .113-.315
 Cancelled..............................................    (4,026)   .113-.189
                                                         ---------
Balance, December 31, 1997..............................   759,716    .113-.45
 Granted................................................   232,929    .315-.315
 Exercised..............................................  (111,014)   .113-.315
 Cancelled..............................................   (72,238)   .113-.315
                                                         ---------
Balance, December 31, 1998..............................   809,393    .113-.45
 Granted................................................   555,271    .338-1.35
 Exercised..............................................   (28,027)   .113-.338
 Cancelled..............................................   (55,847)   .189-.338
                                                         ---------
Balance, December 31, 1999.............................. 1,280,790    .113-1.35
                                                         =========

   At December 31, 1999, the Plan had the following options outstanding and exercisable by price range, as follows:

                               Options Outstanding              Options Exercisable
                    ----------------------------------------- ------------------------
                                  Weighted        Weighted                 Weighted
                                  average         average                  average
   Range of         Number of    remaining     exercise price  Number   exercise price
 exrciseeprices      shares   contractual life  (per share)   of shares   per share
---------------     --------- ---------------- -------------- --------- --------------
       $0.113- .189   404,957    2.6 years         $0.14        404,557     $0.14
       $ .315- .338   789,329    5.7 years          0.32        297,197      0.32
       $  .45- .585    44,821    6.5 years          0.58         34,929      0.58
       $ .675-1.35     31,683    6.5 years          1.21          5,388      1.33
                    ---------                                  -------
                    1,280,790                      $0.30        742,071     $0.24
                    =========                                  =======

   The Company applies APB No. 25 in accounting for its stock option plan. In 1997, 1998 and 1999, certain employees of the Company were granted options to acquire 262,976, 223,596 and 500,641 shares of the Company's common stock, respectively. The weighted average fair values of common stock for the years ended December 31, 1997, 1998 and 1999 were $1.29 per share, $1.53 per share and $6.50 per share, respectively. The differences between the fair value, as determined by the Board of Directors, and the respective exercise prices at the grant dates has been recorded as deferred compensation ($263,694, $205,651 and $1,831,402 for 1997, 1998 and 1999, respectively) which is being amortized on a straight-line basis to expense over the vesting period of the options.

   Had the Company determined compensation cost for options granted during 1997, 1998 and 1999 based on the minimum value method at the grant date under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                           1997         1998         1999
                                        -----------  -----------  -----------
Net loss allocable to common
 stockholders:
  As reported.......................... $(6,206,701) (10,519,553) (13,111,346)
  Pro forma under SFAS No. 123......... $(6,213,780) (10,527,468) (13,350,599)
Basic and diluted net loss per share
 allocable to common stockholders:
  As reported.......................... $     (6.13)       (9.54)      (11.30)
  Pro forma under SFAS No. 123......... $     (6.13)       (9.54)      (11.50)

                              Adolor Corporation

   Pro forma net loss reflects only options granted since 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation expense is recorded under SFAS 123 over the respective vesting period of such options, and options granted by the Company prior to January 1, 1995 are not reflected in the pro forma net loss figures above.

   In April 1995 and December 1995, the Company issued 19,444 shares and 36,111 shares of common stock to a research institution and a researcher, respectively, as compensation for certain technology license agreements. Research and development expense of $6,250 was recognized in 1995 related to the issuance of these shares. In 1997, 1998 and 1999, the Company issued 6,000, 9,333 and 54,630 stock options, respectively, to non-employees. Such options vest over future service periods. The Company recorded deferred compensation of $7,026, $11,470 and $974,793 in 1997, 1998 and 1999,
respectively, based on the fair value as determined using a Black-Scholes pricing model. Such deferred compensation is being amortized to expense using the methodology prescribed in FASB Interpretation No. 28 over the vesting period. The amount of amortization for the 1998 and 1999 grants is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and the risk free interest rate until the non-employee completes his or her performance under the option agreement.

   All options were granted with exercise prices less than the fair value of the Company's common stock. The per share weighted-average minimum value of the stock options granted to employees during 1997, 1998 and 1999 was $1.04, $1.30 and $3.91 per share, respectively, on the date of grant. The per share weighted-average fair value of stock options granted to non-employees during 1997, 1998 and 1999 was $1.13, $1.23 and $11.61 per share, respectively, on the date of grant. Such values were determined using the minimum value method for employees and a Black Scholes option-pricing model for non-employees with the following weighted average assumptions: expected dividend yield 0%; risk free interest rate of 6.10% for 1997, 4.465% for 1998 and 5.49% for 1999; volatility of 0% for employees and 60% for non-employees; an expected option life of 4 years for employees and 10 years for non-employees.

8. LICENSE AND RESEARCH AGREEMENTS

   On June 22, 1995, the Company and the University of California at San Diego
(UCSD) entered into an exclusive, worldwide license for certain technology rights covered under UCSD patents. The Company paid a $10,000 license fee, and committed to a $10,000 annual license maintenance fee. The Company also agreed to bear UCSD's prosecution costs for patents covering the licensed technology. Payments of $50,000 and $150,000 are payable upon commencement of Phase III clinical trials and NDA filing, respectively, and the agreement provides for royalties at various rates on sales proceeds of products resulting from the licensed technology, if any.

   In November 1997, the Company entered into a license agreement with Kwang Dong which granted them the rights in Korea to develop and market one of the Company's compounds for certain indications. Under the terms of the agreement, the Company will receive payments upon the achievement of defined clinical and regulatory milestones of up to an aggregate of $800,000, and royalties on any future sales proceeds in Korea, if any, resulting from the licensed technology. The Company will supply formulated bulk drug, including certain free amounts during the first year of sales, and Kwang Dong will be responsible for clinical development and regulatory approvals in Korea. Kwang Dong also made an equity investment in the Company (see note 6).

   On June 10, 1998, the Company entered into an exclusive, world-wide license agreement with Roberts Laboratories Inc. (Roberts) for technology relating to compound ADL 8-2698. Upon signing the agreement the Company made a $300,000 nonrefundable payment to Roberts which was recorded as research and development expense because the licensed technology had not reached technological feasibility and had no alternative future

                              Adolor Corporation
uses. The Company will also be required to make payments totalling up to $2,200,000 upon the occurrence of future events. In addition, royalties are payable from the sale proceeds of products resulting from the licensed technology, if any. In 1999, the Company paid $300,000 to Roberts to exercise certain licensing rights as defined in the agreement, which was recorded as research and development expense.

   On July 26, 1999, the Company entered into a license agreement with SB granting SB an exclusive license to certain of the Company's compounds for certain indications in most of the world. SB may develop, at their own cost, manufacture, market and sell any resulting products. Under the terms of the agreement, the Company will receive milestone payments upon the achievement of defined clinical and regulatory milestones, and royalties on any future sales proceeds, if any, resulting from the licensed technology. The Company must maintain the underlying patents and provide certain other information to SB. Upon signing the agreement, the Company received a licensing fee of $500,000. This licensing fee has been deferred and is being recognized over the remaining life of the patents which is nineteen years. SB also made an equity investment in the Company (see note 6). The proceeds received from the licensing fee and the equity instrument have been allocated to their related financial statement components based upon the amounts specified in the separate agreements which represent management's estimate of the fair value of such components.

   The Company has entered into various licensing, research and other agreements. Under these agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company would be required to negotiate the licensing of the technology for the development of respective discoveries, and possible royalties on future product sales, if any. Under these agreements, the Company would be obligated to make payments aggregating up to approximately $3,900,000 upon the achievement of certain milestones and to make future royalty payments on sales proceeds of products, if any, a portion of which could be offset by previously made milestone payments.

   The Company intends to expense to research and development expense milestone payments that are required to be made upon the occurrence of future events prior to NDA approval. The Company intends to capitalize payments that are required to be made upon the occurrence of future events commencing with NDA approval.

9. INCOME TAXES

   No Federal or state taxes are payable as of December 31, 1998 and 1999. As of December 31, 1999, the Company had approximately $11,200,000 of Federal and $8,300,000 of state net operating loss carryforwards available to offset future taxable income. The Federal and state net operating loss carryforwards will begin expiring in 2009 and 2005, respectively, if not utilized. In addition, the utilization of the state net operating loss carryforwards is subject to a $2 million annual limitation. At December 31, 1999, the Company also has approximately $403,000 of Federal and $130,000 of state research and development tax credit carryforwards, which begin expiring in 2011, and are available to reduce Federal and state income taxes.

   The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards (following certain ownership changes, as defined by the Act) that could significantly limit the Company's ability to utilize these carryforwards. The Company may have experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. The Company has not yet determined whether or not ownership changes, as defined by the Act, have occurred. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

   Significant components of the Company's deferred tax assets and liabilities are shown below. At December 31, 1999, a valuation allowance of $12,755,000 has been recognized to fully offset the deferred tax assets as realization of such assets is uncertain. The change in the valuation allowance in 1998 and 1999 were increases

                              Adolor Corporation
of $4,337,065 and $3,394,401, respectively, related primarily to additional net operating losses and capitalized research and development costs incurred by the Company.

                                                          1998         1999
                                                       -----------  -----------
Deferred tax assets:
 Net operating loss carryforwards..................... $ 3,570,672    4,368,000
 Capitalized research and development costs...........   5,320,051    7,329,000
 Tax credit carryforwards.............................     391,900      533,000
 Accrued expenses and other...........................     139,171      586,000
                                                       -----------  -----------
  Total deferred tax assets...........................   9,421,794   12,816,000
 Less valuation allowance.............................  (9,360,599) (12,755,000)
                                                       -----------  -----------
  Net deferred tax assets.............................      61,195       61,000
Deferred tax liability................................     (61,195)     (61,000)
                                                       -----------  -----------
  Net deferred tax.................................... $        --           --
                                                       ===========  ===========

10. COMMITMENTS

   Future minimum lease payments under non-cancellable operating leases for office and laboratory space are as follows:

Year ending December 31,
------------------------
2000.................................................................. $224,290
2001..................................................................  250,964
                                                                       --------
                                                                       $475,254
                                                                       ========

   Rent expense was $160,232, $237,351 and $258,805 for 1997, 1998 and 1999,
respectively.

   The Company has an agreement with an officer to provide for certain payments upon certain forms of termination of employment.

11. 401(k) PROFIT SHARING PLAN

   In 1995, the Company adopted a 401(k) Profit Sharing Plan (the 401(k) Plan) available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 15% of their salary, not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately into the participant's account. The Company is not required to make and did not make any contributions to the 401(k) Plan in 1997, 1998 or 1999.

12. SUBSEQUENT EVENTS

Sale of Preferred Stock, Increase in Authorized Shares and Option Grants

   In January 2000, the Company authorized and sold 12,306,000 shares of its Series G mandatorily redeemable convertible preferred stock at a price of $1.00 per share. The total net proceeds received by the Company was approximately $12,306,000. The issuance of these securities will result in a $12,306,000 beneficial conversion feature which will increase net loss per share allocable to common stockholders in the first quarter of 2000. The beneficial conversion feature cannot exceed the proceeds from the sale of the securities. The Series G has the same rights and privileges as the Series E but with the redemption date being on or after March 1, 2003,

                              Adolor Corporation
and is convertible into 2,734,667 shares of common stock. The Company also increased the number of authorized common shares to 21,338,849 and the number of shares authorized to be granted under the 1994 Equity Compensation Plan to 3,277,778. The Company also granted 592,164 common stock options in January 2000 at exercise prices of $2.03 per share for which a compensation charge amounting to approximately $5,726,000 will be recorded over the respective vesting periods of the options based on a fair value of $11.70 per share on the grant date. In addition, on March 27, 2000 the Company agreed to grant 244,444 common stock options at an exercise price of $6.00 per share contingent on the individual becoming an employee of the company. The measurement date for these options will be the date the individual commences employment, and therefore, the compensation charge related to these options will be based on the fair value of the Company's common stock on this date.

Initial Public Offering

   On February 4, 2000, the Board of Directors authorized the filing of a registration statement for the Offering with the SEC for the sale of shares of common stock. If the Offering is consummated under the terms presently anticipated, all shares of Series A, B, C, D, E, F and G outstanding as of the closing date of the Offering will convert into shares of common stock on a 4.5-for-one basis, as adjusted for the reverse split of the common stock, and no dividends will be payable on any of the mandatorily redeemable convertible preferred stock.

Equity Compensation Plan

   On February 4, 2000, the Board of Directors approved an Amended and Restated 1994 Equity Compensation Plan with terms similar to those described in note 7. A provision of this Amended and Restated 1994 Equity Compensation Plan is that officers and certain employees have the ability to deliver full recourse promisory notes which may aggregate up to $1.1 million as consideration for the exercise of options.

Authorized Shares and Reverse Stock Split

   On March 28, 2000, the Company filed a Restated Certificate of Incorporation which, will increase the number of authorized shares of common stock to 99,000,000 and authorized 1,000,000 shares of undesignated preferred stock upon consummation of the Offering, and effected a reverse stock split of its common stock on a 1-for-4.5 basis. The Board of Directors has the authority to designate the terms of the 1,000,000 shares of preferred stock at an unspecified future date. All common share, options, and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Exercise of Options

   During March 2000 through March 31, 2000, certain officers exercised options to purchase 464,444 shares of common stock. The exercised options are scheduled to vest monthly over two years, during which time the Company has the right to repurchase any vested shares. In connection with such exercises, the officers delivered promissory notes to the Company in the aggregate amount of $940,500 as consideration for the exercise price. The promissory notes are full recourse and are secured by shares of the Company's common stock. The promissory notes accrue interest at an annual rate of 6.80% and are payable in March 2007. As the makers of the promissory notes sell the shares of the Company's common stock that secure the notes, the makers are required to repay the principal amounts due under the notes secured by the sold shares.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of Adolor Corporation common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Adolor common stock.

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Forward Looking Information and Market Data...............................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Dilution..................................................................   16
Capitalization............................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   24
Management................................................................   42
Certain Relationships and Related Party Transactions......................   50
Principal Stockholders....................................................   51
Description of Capital Stock..............................................   53
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   58
Legal Matters.............................................................   60
Experts...................................................................   60
Where You Can Find More Information.......................................   60
Index to Financial Statements.............................................  F-1

   Through and including   , 2000 (the 25th day after commencement of this
offering), all dealers effecting transactions in the common stock offered by this prospectus, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            PRELIMINARY PROSPECTUS

                               6,000,000 Shares

                               [LOGO OF ADOLOR]

                                 Common Stock

                            Warburg Dillon Read LLC

                              Robertson Stephens

                         Pacific Growth Equities, Inc.

                                    PART II

                    Information not required in prospectus
-------------------------------------------------------------------------------

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses to be paid by Adolor Corporation in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                      Amount
                                                                     ----------
Securities and Exchange Commission Registration Fee................. $   25,502
NASD Filing Fee.....................................................     10,160
Nasdaq National Market Listing Fee..................................     95,000
Accounting Fees and Expenses........................................    200,000
Blue Sky Fees and Expenses..........................................     15,000
Legal Fees and Expenses.............................................    250,000
Transfer Agent and Registrar Fees and Expenses......................     25,000
Printing and Engraving Expenses.....................................    200,000
Miscellaneous Fees and Expenses.....................................    179,338
                                                                     ----------
  Total............................................................. $1,000,000
                                                                     ==========

---------------------
All amounts are estimated except for the SEC fee, the Nasdaq National Market fee and the NASD fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under Section 145 of the General Corporate Law of the State of Delaware, Adolor Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Adolor Corporation's bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

   Adolor Corporation's certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Adolor Corporation and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Adolor Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Adolor Corporation has obtained a policy of directors' and officers' liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Adolor Corporation and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

   In May 1997, the Registrant sold an aggregate of 13,814,286 shares of its series C mandatorily redeemable convertible preferred stock to investors at a purchase price per share of $.70 for a total of $9,670,000. The shares of series C mandatorily redeemable convertible preferred stock are convertible into 3,069,841 shares of common stock.

   On November 5, 1997, the Registrant sold 960,000 shares of its series D mandatorily redeemable convertible preferred stock to Kwang Dong Pharmaceuticals Company at a price per share of $1.25 for a total of $1,200,000. The shares of series D mandatorily redeemable convertible preferred stock are convertible into 213,333 shares of common stock.

   In December 1998 and January 1999, the Registrant sold 11,366,667 shares of its series E mandatorily redeemable convertible preferred stock to investors at a purchase price per share of $.75 for a total of $8,525,000. The shares of series E mandatorily redeemable convertible preferred stock are convertible into 2,525,926 shares of common stock.

   On July 26, 1999 the Registrant sold 2,500,000 shares of its series F mandatorily redeemable convertible preferred stock and issued a warrant to purchase 125,000 shares of series F mandatorily redeemable convertible preferred stock to S.R. One, Limited at a purchase price per share of $1.00 for a total of $2,500,000. The shares of series F mandatorily redeemable convertible preferred stock and the shares underlying the warrant are convertible into 555,556 shares of common stock.

   In January 2000, the Registrant sold 12,306,000 shares of its series G mandatorily redeemable convertible preferred stock to investors at a purchase price per share of $1.00 for a total of $12,306,000. The shares of series G mandatorily redeemable convertible preferred stock are convertible into 2,734,667 shares of common stock.

   The sale and issuance of securities in the transactions described above were made under the exemption from registration provided under Section 4(2) of the Securities Act.

   Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.*

  3.1    Form of Amended and Restated Certificate of Incorporation of Adolor.*

  3.2    Form of Amended and Restated Bylaws of Adolor.*

  4.1    Series A Convertible Preferred Stock Purchase Agreement among Opian
         Pharmaceuticals, Inc. and the parties set forth therein, dated
         November 7, 1994.*

  4.2 Series B Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1996.*


 Exhibit
 Number  Description
 ------- -----------
  4.3    Series C Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated May 1, 1997.*

  4.4    Stock Purchase Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997.*

  4.5 Series E Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated December 8, 1998.*

  4.6 Series F Convertible Preferred Stock Purchase Agreement between Adolor and S.R. One, Limited dated July 26, 1999.*

  4.7 Series G Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein dated January 10, 2000.*

  4.8 Registration Rights Agreement among Opian Pharmaceuticals, Inc. and the parties set forth therein dated November 7, 1994.*

  4.9 Amendment No. 1 to Registration Rights Agreement among Adolor and the parties set forth therein, dated February 27, 1996.*

  4.10 Amendment No. 2 to Registration Rights Agreement among Adolor and the parties set forth therein, dated May 1, 1997.*

  4.11 Amendment No. 3 to Registration Rights Agreement among Adolor and the parties set forth therein, dated December 8, 1998.*

  4.12 Amendment No. 4 to Registration Rights Agreement among Adolor and the parties set forth therein, dated July 26, 1999.*

  4.13 Amendment No. 5 to Registration Rights Agreement among Adolor and the parties set forth therein, dated January 10, 2000.*

  4.14   Form of Common Stock Certificate.*

  5.1    Opinion of Dechert Price & Rhoads.*

 10.1    Form of Amended and Restated 1994 Equity Compensation Plan.*

 10.2    Option and License Agreement between Adolor and Roberts Laboratories,
         Inc., dated June 10, 1998.*@

 10.3    License Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997.*@

 10.4 License Agreement between Adolor and SB Pharmaco Puerto Rico Inc., dated July 26, 1999.*@

 23.1    Consent of KPMG LLP.**

 23.2    Consent of Dechert Price & Rhoads (included in Exhibit 5.1).*

 24.1    Powers of Attorney.***

 27.1    Financial Data Schedule.*

---------------------
*  Previously filed.
** Filed herewith.
*** Included on signature page to Registrant's Registration Statement on Form
    S-1 previously filed with the Securities and Exchange Commission on February 7, 2000.
@  Confidential Treatment Requested.

  (b) Financial Statement Schedules

   None.

   Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 6th day of April, 2000.

                                          ADOLOR CORPORATION

                                            /s/ John J. Farrar
                                          By: _________________________________
                                              John J. Farrar
                                              President, Chief Executive
                                               Officer and Director

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

          /s/ John J. Farrar           President, Chief Executive    April 6, 2000
______________________________________  Officer and Director
            John J. Farrar              (Principal Executive
                                        Officer)

       /s/ Peter J. Schied             Vice President, Chief         April 6, 2000
______________________________________  Financial Officer and
           Peter J. Schied              Secretary (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                      April 6, 2000
______________________________________
          Frank Baldino, Jr.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Director                      April 6, 2000
______________________________________
           Ellen M. Feeney

                  *                    Director                      April 6, 2000
______________________________________
           David M. Madden

                  *                    Director                      April 6, 2000
______________________________________
        C. Christopher Moller

                  *                    Director                      April 6, 2000
______________________________________
           Robert T. Nelsen

                  *                    Director                      April 6, 2000
______________________________________
            Claude H. Nash

* John J. Farrar, pursuant to a Power of Attorney executed by each of the directors and officers noted above and included in the signature page of the initial filing of this Registration Statement, by signing his name hereto, does hereby sign and execute this Amendment No. 5 to the Registration Statement on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Amendment No. 5 to the Registration Statement on his own behalf, in the capacities indicated.


                                                    /s/ John J. Farrar
                                          _____________________________________
                                                      John J. Farrar

                                 Exhibit index

-------------------------------------------------------------------------------

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.*

  3.1    Form of Amended and Restated Certificate of Incorporation of Adolor.*

  3.2    Form of Amended and Restated Bylaws of Adolor.*

  4.1    Series A Convertible Preferred Stock Purchase Agreement among Opian
         Pharmaceuticals, Inc. and the parties set forth therein, dated
         November 7, 1994.*

  4.2 Series B Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated March 1, 1996.*

  4.3 Series C Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated May 1, 1997.*

  4.4    Stock Purchase Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997.*

  4.5 Series E Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein, dated December 8, 1998.*

  4.6 Series F Convertible Preferred Stock Purchase Agreement between Adolor and S.R. One, Limited dated July 26, 1999.*

  4.7 Series G Convertible Preferred Stock Purchase Agreement among Adolor and the parties set forth therein dated January 10, 2000.*

  4.8 Registration Rights Agreement among Opian Pharmaceuticals, Inc. and the parties set forth therein dated November 7, 1994.*

  4.9 Amendment No. 1 to Registration Rights Agreement among Adolor and the parties set forth therein, dated February 27, 1996.*

  4.10 Amendment No. 2 to Registration Rights Agreement among Adolor and the parties set forth therein, dated May 1, 1997.*

  4.11 Amendment No. 3 to Registration Rights Agreement among Adolor and the parties set forth therein, dated December 8, 1998.*

  4.12 Amendment No. 4 to Registration Rights Agreement among Adolor and the parties set forth therein, dated July 26, 1999.*

  4.13 Amendment No. 5 to Registration Rights Agreement among Adolor and the parties set forth therein, dated January 10, 2000.*

  4.14   Form of Common Stock Certificate.*

  5.1    Opinion of Dechert Price & Rhoads.*

 10.1    Form of Amended and Restated 1994 Equity Compensation Plan.*

 10.2    Option and License Agreement between Adolor and Roberts Laboratories,
         Inc., dated June 10, 1998.*@

 10.3    License Agreement between Adolor and Kwang Dong Pharmaceutical
         Company, dated November 5, 1997.*@

 10.4 License Agreement between Adolor and SB Pharmaco Puerto Rico Inc., dated July 26, 1999.*@

 23.1    Consent of KPMG LLP.**

 23.2    Consent of Dechert Price & Rhoads (including Exhibit 5.1).*

 24.1    Power of Attorney.***

 27.1    Financial Data Schedule.*

---------------------
*   Previously filed.
**  Filed herewith.
*** Included on signature page to Registrant's Registration Statement on Form S-1 previously filed with the Securities and Exchange Commission on February 7, 2000.
@ Confidential Treatment Requested.